Exhibit 4.1

ANNUAL INFORMATION FORM

for the year ended December 31, 2019

Dated: March 11, 2020

TABLE OF CONTENTS

INTRODUCTION	1

CORPORATE STRUCTURE	3

GENERAL DEVELOPMENT OF THE BUSINESS	3

DESCRIPTION OF THE BUSINESS	4

RISK FACTORS	7

DIVIDENDS	37

DESCRIPTION OF CAPITAL STRUCTURE	37

MARKET FOR SECURITIES	38

AGREEMENTS WITH RETAINED INTEREST HOLDERS	39

SECURITIES SUBJECT TO CONTRACTUAL RESTRICTIONS ON TRANSFER	42

DIRECTORS AND EXECUTIVE OFFICERS	42

LEGAL PROCEEDINGS AND REGULATORY ACTIONS	49

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	50

TRANSFER AGENT AND REGISTRAR	50

MATERIAL CONTRACTS	50

EXPERTS	50

ADDITIONAL INFORMATION	50

GLOSSARY OF TERMS	50

APPENDIX A	A-1

(i)

ANNUAL INFORMATION FORM

INTRODUCTION

General

For an explanation of the capitalized terms and expressions, please refer to the “Glossary of Terms” at the end of this Annual Information Form. In this Annual Information Form, unless the context otherwise requires, “Docebo”, the “Company”, “we”, “us” or “our” refers to Docebo Inc., its subsidiaries and divisions and their respective predecessors. All references to “dollars” and “$” are to United States dollars and all references to “C$” are to Canadian dollar. Unless otherwise indicated, the information contained herein is given as at December 31, 2019.

Forward-looking Information

All information other than statements of current and historical fact contained in this Annual Information Form is forward-looking information. In certain cases, forward-looking information can be identified by the use of words such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “outlook”, “forecasts”, “projection”, “prospects”, “strategy”, “intends”, “anticipates” or “does not anticipate”, “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will”, “occur” or “be achieved” and similar words or the negative thereof. In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances contain forward-looking information. Statements containing forward-looking information are not historical facts but instead represent management’s expectations, estimates and projections regarding future events or circumstances.

Forward-looking information in this Annual Information Form includes, but is not limited to, statements regarding the Company’s business; future financial position and business strategy; the learning management industry, our growth rates and growth strategies; addressable markets for our solutions; expectations regarding our revenue and the revenue generation potential of our platform; our business plans and strategies; and our competitive position in our industry. By its nature, forward-looking information is inherently uncertain, is subject to risk and is based on numerous assumptions, including those regarding present and future business strategies, the environment in which the Company will operate in the future, expected revenues, expansion plans and the Company’s ability to achieve its goals. Although management of the Company believes that the expectations represented in such forward-looking information are reasonable, there can be no assurance that such expectations will prove to be correct.

Forward-looking information is necessarily based on a number of opinions, estimates and assumptions that, while considered by the Company to be appropriate and reasonable as of the date of this Annual Information Form, are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking information, including but not limited to:

•	the Company’s ability to execute its growth strategies;

•	the impact of changing conditions in the global corporate e-learning market;

•	increasing competition in the global corporate e-learning market in which the Company operates;

•	fluctuations in currency exchange rates and volatility in financial markets;

•	changes in the attitudes, financial condition and demand of our target market;

•	developments and changes in applicable laws and regulations; and

•	such other factors discussed in greater detail under “Risk Factors” in this Annual Information Form.

If any of these risks or uncertainties materialize, or if the opinions, estimates or assumptions underlying the forward-looking information prove incorrect, actual results or future events might vary materially from those anticipated in the forward-looking information. The opinions, estimates or assumptions referred to above and described in greater detail in “Risk Factors” should be considered carefully by readers of this Annual Information Form.

Although we have attempted to identify important risk factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other risk factors not presently known to us or that we presently believe are not material that could also cause actual results or future events to differ materially from those expressed in such forward-looking information. There can be no assurance that such information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward-looking information, which speaks only as of the date made. The forward-looking information contained in this Annual Information Form represents our expectations as of the date of specified herein, and are subject to change after such date. However, we disclaim any intention or obligation or undertaking to update or revise any forward-looking information whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

All of the forward-looking information contained in this AIF is expressly qualified by the foregoing cautionary statements.

CORPORATE STRUCTURE

Name, Address and Incorporation

Docebo Inc. is an Ontario corporation existing under the Business Corporations Act (Ontario) (the “OBCA”).

The Company’s head and registered office is located at 366 Adelaide Street West, Suite 701, Toronto, Ontario M5V 1R9.

Intercorporate Relationships

The following diagram illustrates the inter-corporate relationships between the Company and its material subsidiaries as at the date of this Annual Information Form:

Prior to the closing of the IPO, on October 1, 2019, the Company implemented a number of pre-closing reorganization steps. Specifically, the Company filed articles of amendment (“Articles”) to, among other things:

•	change its name from “Docebo Canada Inc.” to “Docebo Inc.”;

•	increase the number of issued and outstanding Common Shares of the Company on the basis of 100 Common Shares for each issued and outstanding Common Share; and

•	set the voting, dividend and dissolution rights attaching to the Company’s Common Shares.

See “Description of Share Capital” for more information about our current share capital.

GENERAL DEVELOPMENT OF THE BUSINESS

The Docebo business was founded in 2005 as a learning management software company that develops and provides as a service to customers its learning management platform for training both internal and external workforces, partners and customers.

Docebo itself was incorporated in 2016 as Docebo Canada Inc. and all of the pre-existing operations of Docebo (primarily Docebo S.P.A. and Docebo NA, Inc.) were organized under the newly incorporated company. Since then, we have been focused on developing our platform and growing our sales and marketing to expand its customer base.

On October 8, 2019, the Company completed its IPO of 4,687,500 Common Shares at a price of C$16.00 per share for gross proceeds of C$75,000,000. The proceeds of the IPO were used as follows:

•	approximately C$9 million to reduce outstanding indebtedness of the Company under the Credit Facility;

•	approximately C$47 million to strengthen the Company’s financial position, which will better enable it to further pursue its growth strategies; and

•	approximately C$11.5 million for working capital and general corporate and administrative purposes.

DESCRIPTION OF THE BUSINESS

Mission and Overview

At Docebo, our mission is to redefine the way enterprises, including their internal and external workforce, partners and customers, learn by applying new technologies to the traditional corporate learning management system (“LMS”) market. We provide an easy-to-use, highly configurable and affordable learning platform with the end-to-end capabilities and critical functionality needed to train both internal and external workforces, partners and customers. Our solution allows our customers to take control of their desired training strategies and retain institutional knowledge, while providing efficient course delivery, advanced reporting tools and analytics. Our robust platform helps our customers centralize a broad range of learning materials from peer enterprises and learners into one LMS to expedite and enrich the learning process, increase productivity and grow teams uniformly.

Our solutions are sold on a subscription model and our subscriptions are typically structured with an initial fixed term of between one and three years, without the ability for customers to terminate for convenience. We charge our customers based upon a per learner, per module basis, varying depending on the size of the organization and complexity. For Fiscal 2018 and Fiscal 2019, 88.2% and 90.0%, respectively, of our revenue was generated from our recurring subscription-based plans for our learning management platform.

With over 300 employees across five global offices, we sell our products in approximately 74 countries and we empower over 1,800 companies and approximately 9.5 million registered learners as at the end of Fiscal 2019 across various industries such as technology, media and entertainment, manufacturing, consumer products, financial services and retail. As at December 31, 2019, approximately 87.7% of Docebo’s revenue was derived from foreign operations. These consist primarily of revenue from our customers that are based outside of Canada.

We offer two plans: “Growth” and “Enterprise”, which are designed to meet the current and future needs of our customers, depending on each customer’s number of learners, features needed, services available and approach to adopting learning technologies. The “Growth” plan is marketed to enterprises with less than 500 learners, while the “Enterprise” plan is marketed to larger enterprises with over 500 learners. These plans are sold mainly through our direct sales force in North America (Athens, Georgia, USA and Toronto, Ontario, Canada), Europe (Italy and the United Kingdom) and the Asia-Pacific region (Australia). Docebo’s sales personnel are bifurcated into two teams – one for sales to new customers and one for the management of existing accounts. The remainder of Docebo’s sales (less than 5% of 2019 revenue) originate from its other channels, including its partners and resellers.

Our primary target market is comprised of (i) mid-market enterprises that use Docebo in individual divisions or as a global learning platform across their entire enterprise and (ii) divisions of larger enterprises. The enterprises in our primary target market are broadly defined as having between 500 and 10,000 learners.

Our cloud platform currently consists of three interrelated modules: (i) “Docebo Learn”, (ii) “Docebo Discover, Coach & Share” and (iii) “Docebo Extended Enterprise”. Docebo Learn, our foundational module, helps learning administrators centralize, organize and distribute learning content, design and track certifications and measure results with customer analytics. Docebo Discover, Coach & Share enhances the learning experience providing personalized curated content and access to social learning by encouraging the sharing of knowledge through formal, social, interactive and experiential learning across the organization. Docebo Extended Enterprise allows businesses to manage multiple portals for different audiences with their own administration, branding and authentication, demonstrating our commitment to our customers’ success.

Additional products within our platform include: “Docebo for Salesforce”, “Docebo Embed (OEM)” and “Docebo Mobile App Publisher”. Docebo for Salesforce is a native integration that leverages Salesforce’s API and technology architecture to produce a learning experience that remains uniform no matter the use-case. Docebo Embed (OEM) eliminates disjointed learner experiences, long development cycles and ineffective partner models by allowing original equipment manufacturers (“OEMs”) to embed and re-sell Docebo as a part of their software, including HCM, risk management and retail/hospitality SaaS product suites. Docebo’s Mobile App Publisher product allows companies to create their own branded version of the award-winning “Docebo Go.Learn” mobile learning application and publish it as their own in Apple’s App Store, the Google Play Store or in their own Apple Store for Enterprise.

In November 2019, Docebo announced the launch of “Docebo Virtual Coach”, “Docebo Mobile Pages” and “Docebo Discover”. Docebo Virtual Coach is an AI-powered assistant that engages with learners through a conversational user interface that sends push notifications about content or learning activities to be completed and makes personalized content recommendations, amongst other tasks. Docebo Mobile Pages gives administrators the ability to develop tailor-made mobile learning environments for different groups of learners on their platform with drag-and-drop, widget-based interface. Docebo Discover uses AI to curate high-quality, highly personalized learning content based on the skills that learners want to develop for customers on the Docebo Discover, Coach & Share module.

Additionally, in November 2019, Docebo announced a partnership with forMetris, the global leader in measuring learning impact, to provide qualitative data through ready-to-go surveys and reports for customers on Docebo’s learning platform.

In February 2020, Docebo announced a partnership with Bluewater Learning Inc., a recognized consulting services leader for learning, talent, and human capital management systems. This partnership will provide Docebo with an increased capacity and unique ability to allow customers to not only build personalized learning experiences, but also integrate their wider human capital management suite technologies for an unparalleled enterprise experience. Docebo also announced a partnership with an OEM, Phenom People, Inc. (“Phenom People”) a global leader in “Talent Experience Management”, pursuant to which Phenom People will integrate Docebo’s technology into their product to automate the delivery of training content to enhance internal learning and development.

We believe our flexible platform is well-suited to support enterprises with particularly fragmented and complex use-cases, giving rise to multi-faceted training requirements such as employee certification, re-skilling, upskilling, knowledge retention, fast onboarding for high growth companies, customer training and partner training.

Competitive Conditions

The learning and professional skill development market is rapidly evolving, fragmented and highly competitive. We expect to face continued competition in the future as competitors bundle new and more comprehensive offerings with their existing products and services, and as new products and product enhancements are introduced into the e-learning market. The Company faces direct and indirect competition from a variety of players, including:

•	legacy corporate e-learning service providers such as Cornerstone On Demand, Saba Software, Kademi, SAP SuccessFactors and SumTotal Systems (owned by Skillsoft);

•	corporate e-learning service providers such as SAP Litmos, Absorb LMS, Instructure and SkillJar which offer solutions at comparable prices to our products;

•	lower priced solutions such as 360Learning, TalentLMS, Totara and LearnUpon;

•	instructor-led training vendors such as Global Knowledge, General Assembly and New Horizons;

•	individual-focused e-learning services such as LinkedIn Learning, Udemy, Udacity and Pluralsight;

•	local consulting firms that customize open source solutions such as Moodle; and

•	free solutions such as YouTube and Google.

The competitive factors in Docebo’s principal market include flexibility and scalability across multiple use-cases, platform features and functionality, reliability and uptime scalability, learner experience, brand, service and support for learners and staff, collaboration and engagement, software integration and third-party publisher partnerships, accessibility across several devices, operating systems and applications, data analytics, continued innovation and application of artificial intelligence capabilities.

Docebo believes that it competes favourably across these factors and is not inhibited by legacy constraints given the relative nascency of the platform. Some of our competitive strengths are described below. However, many of Docebo’s competitors and potential competitors are larger and have greater brand name recognition, longer operating histories, access to larger customer bases, larger sales and marketing budgets and significantly greater resources. Moreover, because the Company’s principal market is changing rapidly, it is possible that additional new entrants, especially those with significant resources, more efficient operating models, more rapid technology development cycles and lower marketing costs, could introduce new products and services that disrupt the Company’s principal market and better address the needs of its customers and potential customers. For more information, see “Risk Factors – Risks Related to our Business and Industry”.

Intellectual Property

Our intellectual property rights are important to our business. The Company has been issued trademark registrations in Canada, the United States, Italy, China and India covering the trademark “DOCEBO”. Docebo protects its intellectual property rights through a combination of trade-marks and trade secret laws as well as contractual provisions.

The Company uses non-disclosure agreements with business partners, prospective customers, and other relationships where disclosure of proprietary information may be necessary. We also use such agreements with our employees and consultants which assign to us all intellectual property developed in the course of their employment or engagement. We also secure from such individuals obligations to execute such documentation as is reasonably required by the Company to evidence our ownership of such intellectual property.

We are subject to risks related to our intellectual property. For more information, see “Risk Factors – Risks Related to our Business and Industry”.

Employees

As at December 31, 2019, the Company and its subsidiaries employed approximately 336 employees, 38 of which are in Canada, 182 of which are in Italy, 104 of which are in the United States and 12 of which are located elsewhere.

None of our employees are represented by a labour organization or are party to a collective bargaining arrangement.

With offices in Toronto (Ontario), Biassono (Italy), Athens (Georgia), London (U.K.) and Dubai (UAE), we are truly a global organization with access to a large pool of talent, as these cities are home to excellent technical and business schools and universities. We recruit our employees in a variety of ways and look for talent that fits within the Company’s culture and is focused on growing with the Company over the long-term. We are also deeply committed to providing an inclusive environment valued on diversity and equality. We build industry-leading teams and highly encourage the development of women and other minorities in technology to bring our vision for e-learning to life. Docebo values curious minds, diverse backgrounds, fresh ideas, and those with a commitment to lifelong learning and continuous improvement.

We strive to combine the innovation and agility of a start-up with a history of deep sector expertise and operational proficiency. As a founder-led organization, we pride ourselves on helping pioneer the corporate LMS space, driven by the relentless pursuit of technological innovation and a highly engaged workforce.

Indebtedness

On July 25, 2019, Docebo entered into the Credit Facility, a revolving term credit facility provided pursuant to a Credit Agreement with The Toronto-Dominion Bank, in the aggregate principal amount of up to $15 million (the “Commitment”). The Commitment is currently set at $15 million. The Credit Facility will mature on July 25, 2022. The Credit Facility may be used to finance working capital and operational needs of the Company.

RISK FACTORS

The following information is a summary only of certain risk factors and is qualified in its entirety by reference to, and must be read in conjunction with, the detailed information appearing elsewhere in this Annual Information Form. These risks and uncertainties are not the only ones facing the Company. Additional risks and uncertainties not currently known to the Company, or that the Company currently considers immaterial, may also impair the operations of the Company. If any such risks actually occur, the business, financial condition, or liquidity and results of operations of the Company, and the ability of the Company to pay dividends on the Common Shares, could be materially adversely affected.

Risks Related to Our Business and Our Industry

Market adoption of cloud-based learning solutions is relatively new and unproven and may not grow as we expect, which may harm our business and results of operations and even if market demand increases, the demand for our platform may not increase.

We believe our future success will depend in part on the growth, if any, in the demand for cloud-based learning management solutions, particularly enterprise-grade solutions. The widespread adoption of our platform depends not only on strong demand for new forms of learning management, but also for solutions delivered via a Software-as-a-Service, or SaaS, business model in particular. The market for cloud-based learning solutions is less mature than the market for in-person learning solutions, which many businesses currently use, and these businesses may be slow or unwilling to migrate from these legacy approaches. As such, it is difficult to predict customer demand for our platform, customer adoption and renewal, the rate at which existing customers expand their engagement with our platform, the size and growth rate of the market for our platform, the entry of competitive products into the market, or the success of existing competitive products. Furthermore, even if businesses want to adopt a cloud-based technology learning solution, it may take them a long time to fully transition to this type of learning solution or they could be delayed due to budget constraints, weakening economic conditions, or other factors. Some businesses may also have long-term contracts with existing vendors and cannot switch in the short term. Even if market demand for cloud-based technology learning solutions generally increases, we can make no assurance that adoption of our platform will also increase. If the market for cloud-based technology learning solutions does not grow as we expect or our platform does not achieve widespread adoption it could result in reduced customer spending, customer attrition, and decreased revenue, any of which would adversely affect our business and results of operations.

If we are not able to develop new platform features that respond to the needs of our customers, our business and results of operations would be adversely affected.

We pride ourselves on the quality and functionality of our platform. However, we cannot make any assurance that any future features or enhancements that we develop will be successful. The success of any enhancement or new feature depends on several factors, including our understanding of market demand, timely execution, successful introduction, and market acceptance. We may not successfully develop new features or enhance our existing platform to meet customer needs or our new features and enhancements may not achieve adequate acceptance in the market. Additionally, we may not sufficiently increase our revenue to offset the upfront technology, sales and marketing, and other expenses we incur in connection with the development of platform features and enhancements. Any of the foregoing may adversely affect our business and results of operations.

The market in which we participate is competitive, and if we do not compete effectively, our results of operations could be harmed.

The market for professional skill development is highly competitive, rapidly evolving, and fragmented, and we expect competition to continue to increase in the future. A significant number of companies have developed, or are developing, products and services that currently, or in the future may, compete with our offerings and be superior. This competition could result in decreased revenue, increased pricing pressure, increased sales and marketing expenses, and loss of market share, any of which could adversely affect our business, results of operations, and financial condition.

We face competition from traditional enterprise SaaS solutions, consumer-centric SaaS solutions, and free solutions. We compete directly or indirectly with:

•	legacy corporate e-learning service providers such as Cornerstone On Demand, Saba Software, Kademi, SAP SuccessFactors and SumTotal Systems (owned by Skillsoft);

•	corporate e-learning service providers such as SAP Litmos, Absorb LMS, Instructure and SkillJar which offer solutions at comparable prices to our products;

•	lower priced solutions such as 360Learning, TalentLMS, Totara and LearnUpon;

•	instructor-led training vendors such as Global Knowledge, General Assembly and New Horizons;

•	individual-focused e-learning services such as LinkedIn Learning, Udemy, Udacity and Pluralsight;

•	local consulting firms that customize open source solutions such as Moodle; and

•	free solutions such as YouTube and Google.

Many of our competitors and potential competitors are larger and have greater brand name recognition, longer operating histories, larger marketing budgets and established customer relationships, access to larger customer bases, and significantly greater resources for the development of their solutions. In addition, we face potential competition from participants in adjacent markets that may enter our markets by leveraging related technologies and partnering with or acquiring other companies, or providing alternative approaches to provide similar results. We may also face competition from companies entering our market, including large technology companies that could expand their offerings or acquire one of our competitors. While these companies may not currently focus on our market, they may have significantly greater financial resources and longer operating histories than we do. As a result, our competitors and potential competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, or customer requirements. Further, some potential customers, particularly large enterprises, may elect to develop their own internal solutions that address their learning management needs.

Our ability to compete is also subject to the risk of future disruptive technologies. If new technologies emerge that are able to deliver skill development solutions at lower prices, with greater feature sets, more efficiently, or more conveniently, such technologies could adversely impact our ability to compete. With the introduction of new technologies and market entrants, we expect competition to intensify in the future.

Some of our principal competitors offer their solutions at a lower price or for free, which may result in pricing pressures on us. Many of our competitors that offer free solutions are also integrating features found previously only with paid solutions, which puts additional pressure on our pricing and feature development. If we are unable to maintain our pricing levels and competitive differentiation in the market, our results of operations would be negatively impacted.

If for any reason we are not able to develop enhanced and new features, keep pace with technological developments or respond to future disruptive technologies, our business will be harmed.

Our future success will depend on our ability to adapt and innovate. To attract new customers and increase revenue from existing customers, we will need to continually enhance and improve our platform and introduce new features. The success of any enhancement or new feature depends on several factors, including timely completion, introduction and market acceptance. If we are unable to successfully develop or acquire new features or enhance our existing platform to meet customer needs, our business and operating results could be adversely affected. In addition, because our products are designed to operate on a variety of network, hardware and software platforms using Internet tools and protocols, we will need to continuously modify and enhance our products to keep pace with changes in internet-related hardware, software, communication, browser and database technologies. If we are unable to respond in a timely and cost-effective manner to these rapid technological developments, our platform may become less marketable and less competitive or obsolete and our operating results may be negatively impacted. Finally, our ability to grow is subject to the risk of future disruptive technologies. If new technologies emerge that are able to deliver LMS products and services at lower prices, more efficiently or more conveniently, such technologies could adversely impact our ability to compete.

If our customers do not expand their use of our platform beyond their current organizational engagements or renew their existing contracts with us, our ability to grow our business and improve our results of operations may be adversely affected.

Our future success depends, in part, on our ability to increase the adoption of our platform by our existing customers and future customers. Many of our customers initially use our platform in specific groups or departments within their organization. In addition, our customers may initially use our platform for a specific use case. Our ability to grow our business depends in part on our ability to persuade customers to expand their use of our platform to address additional use cases. Further, to continue to grow our business, it is important that our customers renew their subscriptions when existing contracts expire and that we expand our relationships with our existing customers. Our customers have no obligation to renew their subscriptions, and our customers may decide not to renew their subscriptions with a similar contract period, at the same prices and terms, with the same or a greater number of learners, or at all. In the past, some of our customers have elected not to renew their agreements with us, and it is difficult to accurately predict whether we will have future success in retaining customers or expanding our relationships with them. We have experienced significant growth in the number of learners of our platform, but we do not know whether we will continue to achieve similar learner growth in the future. Our ability to retain our customers and expand our deployments with them may decline or fluctuate as a result of a number of factors, including our customers’ satisfaction with our platform, our customer support, our prices, the prices and features of competing solutions, reductions in our customers’ spending levels, insufficient learner adoption of our platform, and new feature releases. If our customers do not purchase additional subscriptions or renew their existing subscriptions, renew on less favorable terms, or fail to continue to expand their engagement with our platform, our revenue may decline or grow less quickly than anticipated, which would harm our results of operations.

If we are unable to increase sales of subscriptions to our platform to customers while mitigating the risks associated with serving such customers, our business, financial condition, and results of operations would suffer.

Our growth strategy is largely dependent upon increasing sales of subscriptions to our platform to our customers. As we seek to increase our sales to our customers, we face upfront sales costs and longer sales cycles, higher customer acquisition costs, more complex customer requirements and volume discount requirements.

We may enter into customized contractual arrangements with our customers in which we offer more favorable pricing terms in exchange for larger total contract values that accompany large deployments. As we drive a greater portion of our revenue through our deployments with customers, we expect that our revenue will continue to grow significantly but the price we charge customers per learner may decline. This may result in reduced margins in the future if our cost of revenue increases. For example, customers may request that we integrate our platform with their existing technologies, and these customization efforts could create additional costs and delays in utilization. In addition, customers often begin to use our platform on a limited basis, but nevertheless require education and interactions with our sales team, which increases our upfront investment in the sales effort with no guarantee that these customers will use our platform widely enough across their organization to justify our upfront investment. As we continue to expand our sales efforts to customers, we will need to continue to increase the investments we make in sales and marketing, and there is no guarantee that our investments will succeed and contribute to additional customer acquisition and revenue growth. If we are unable to increase sales to customers while mitigating the risks associated with serving such customers, our business, financial condition, and results of operations will suffer.

Failure to effectively expand our sales and marketing capabilities or to select appropriate marketing channels could harm our ability to increase our customer base and achieve broader market acceptance of our platform.

Our ability to broaden our customer base and achieve broader market acceptance of our platform will depend to a significant extent on the ability of our sales and marketing organizations to work together to drive our sales pipeline and cultivate customer and partner relationships to drive revenue growth. We have invested in and plan to continue expanding our sales and marketing organizations, both domestically and internationally. Identifying, recruiting, and training sales personnel will require significant time, expense, and attention. We also plan to dedicate significant resources to sales and marketing programs, including lead generation activities and brand awareness campaigns, such as search engine and email marketing, online banner and video advertising, learner events, and webinars. If we are unable to hire, develop, and retain talented sales or marketing personnel, if our new sales or marketing personnel are unable to achieve desired productivity levels in a reasonable period of time, or if we fail to select appropriate marketing channels and our sales and marketing programs are not effective, our ability to broaden our customer base and achieve broader market acceptance of our platform could be harmed. In addition, the investments we make in our sales and marketing organization will occur in advance of experiencing benefits from such investments, making it difficult to determine in a timely manner if we are efficiently allocating our resources in these areas.

If we fail to effectively manage our growth, our business and results of operations could be harmed.

We have experienced, and may continue to experience, rapid growth and organizational change, which has placed, and may continue to place, significant demands on our management and our administrative, operational and financial resources. In addition, we operate globally, and have employees in Canada, the United States, Europe, the United Kingdom and Dubai. We plan to continue to expand our operations into other countries in the future, which will place additional demands on our resources and operations. Additionally, we continue to increase the breadth and scope of our platform and our operations. To support this growth, and to manage any future growth effectively, we must continue to improve our IT and financial infrastructures, our operating and administrative systems, and our ability to manage headcount, capital, and internal processes in an efficient manner. As we continue to grow, so does the size of our customers. The increased resources required to service these relatively large customers may cause us to divert resources away from our existing customers, which may have an adverse impact on our ability to maintain existing customers and our results of operations. Our organizational structure is also becoming more complex as we grow our operational, financial, and management infrastructure and we must continue to improve our internal controls as well as our reporting systems and procedures. We intend to continue to invest to expand our business, including investing in technology and sales and marketing operations, hiring additional personnel, improving our internal controls, reporting systems and procedures, and upgrading our infrastructure. These investments will require significant capital expenditures and the allocation of management resources, and any investments we make will occur in advance of experiencing the benefits from such investments, making it difficult to determine in a timely manner if we are efficiently allocating our resources. If we do not achieve the benefits anticipated from these investments, or if the achievement of these benefits is delayed, our results of operations may be adversely affected.

Our recent rapid growth makes it difficult to evaluate our future prospects and may increase the risk that we will not continue to grow at or near historical rates.

We have grown rapidly over the last several years, and as a result, our ability to forecast our future results of operations is subject to a number of uncertainties, including our ability to effectively plan for and model future growth. Any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer history of high sales or operated in a more predictable market. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies in rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations, our growth rates may slow, and our business would suffer.

Our growth could be adversely affected if we fail to execute our “land and expand” strategy.

Our revenue and growth are dependent, in part, on our ability to retain customers and sell them additional products and services. While not a focus for us historically, we have invested considerably over the last two 2 years in upselling efforts. Our ability to execute this aspect of our growth strategy will depend on a variety of factors, including:

•	customer willingness to accept any price increases;

•	the quality and perceived value of our product and service offerings by existing customers;

•	effective sales and marketing efforts with respect to existing customers;

•	our speed to market and avoidance of difficulties or delays in development of new products and services;

•	the successful implementation of products and services; and

•	the regulatory needs and requirements facing us and our existing customers.

Our inability to retain existing customers, sell those customers additional products and services, or successfully develop and implement new and enhanced products and services and, accordingly, increase our revenues, could adversely affect our future results of operations.

If we cannot maintain our Company’s culture as we grow, we could lose the innovation, teamwork, passion, and focus on execution that we believe contribute to our success and our business may be harmed.

We believe that a critical component to our success has been our Company’s culture. Our Company is aligned behind our culture and key values and we have invested substantial time and resources in building our team within this culture. Additionally, as we grow and develop the infrastructure of a public company, we may find it difficult to maintain these important aspects of our Company’s culture. If we fail to preserve our culture, our ability to retain and recruit personnel, our ability to effectively focus on and pursue our corporate objectives, and our business could be harmed.

Our quarterly and annual results of operations may vary significantly and may be difficult to predict. If we fail to meet the expectations of investors or securities analysts, our stock price and the value of your investment could decline.

Our quarterly and annual billings, revenue and results of operations have fluctuated significantly in the past and may vary significantly in the future due to a variety of factors, many of which are outside of our control. Our financial results in any one quarter should not be relied upon as indicative of future performance. We may not be able to accurately predict our future billings, revenue or results of operations. Factors that may cause fluctuations in our quarterly results of operations include, but are not limited to, those listed below:

•	fluctuations in the demand for our platform, and the timing of sales, particularly larger subscriptions;

•	our ability to attract new customers or retain existing customers;

•	changes in customer renewal rates and our ability to increase sales to our existing customers;

•	the seasonal buying patterns of our customers;

•	the budgeting cycles and internal purchasing priorities of our customers;

•	the payment terms and subscription term length associated with our platform sales and their effect on our billings and free cash flow;

•	our ability to anticipate or respond to changes in the competitive landscape, including consolidation among competitors;

•	the timing of expenses and recognition of revenue;

•	the amount and timing of operating expenses related to the maintenance and expansion of our business, operations, and infrastructure;

•	the timing and success of new product feature and service introductions by us or our competitors;

•	network outages or actual or perceived security breaches;

•	changes in laws and regulations that impact our business; and

•	general economic and market conditions.

If our billings, revenue or results of operations fall below the expectations of investors or securities analysts in a particular quarter, or below any guidance that we may provide, the price of our Shares could decline.

If our security measures are breached or unauthorized access to customer data is otherwise obtained, our platform may be perceived as insecure, we may lose existing customers or fail to attract new customers, our reputation may be harmed, and we may incur significant liabilities.

Unauthorized access to, or other security breaches of (including malware attacks), our platform or the other systems or networks used in our business, including those of our vendors, contractors, or those with which we have strategic relationships, could result in the loss, compromise or corruption of data, loss of business, reputational damage adversely affecting customer or investor confidence, regulatory investigations and orders, litigation, indemnity obligations, damages for contract breach, penalties for violation of applicable laws or regulations, significant costs for remediation, and other liabilities. We have insurance coverage, but this coverage may be insufficient to compensate us for all liabilities that we may incur. Further, an actual or perceived security breach affecting one of our competitors or any other company that provides hosting services or delivers applications under a SaaS model, even if no confidential information of our customers is compromised, may adversely affect the market perception of our security measures and we could lose potential sales and existing customers.

Our platform and the other systems or networks used in our business are also at risk for breaches as a result of third-party action, or employee, vendor, or contractor error or malfeasance. We have incurred and expect to continue to incur significant expenses to prevent security breaches, including deploying additional personnel and protection technologies, training employees, and engaging third-party experts and consultants. However, since the techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not identified until after they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period and, therefore, have a greater impact on our platform, the proprietary and other confidential data contained therein or otherwise stored or processed in our operations, and ultimately on our business.

Privacy, data protection, and information security concerns, and data collection and transfer restrictions and related domestic or foreign regulations, may limit the use and adoption of our platform and adversely affect our business.

Use of our platform involves the storage, transmission, and processing of data from our customers and their employees or other personnel, including certain personal or individually identifying information. Personal privacy, information security, and data protection are significant issues in North America, Europe, and many other jurisdictions where we offer our platform. The regulatory framework governing the collection, processing, storage, and use of business information, particularly information that includes personal data, is rapidly evolving and any failure or perceived failure to comply with applicable privacy, security, or data protection laws, regulations and/or contractual obligations may adversely affect our business.

The Canadian federal and various provincial and territorial and foreign governments have adopted or proposed requirements regarding the collection, distribution, use, security, and storage of personally identifiable information and other data relating to individuals including the Personal Information Protection and Electronic Documents Act (Canada), and federal and provincial and territorial consumer protection laws are being applied to enforce regulations related to the online collection, use, and dissemination of data. Some of these requirements include obligations of companies to notify individuals of security breaches involving particular personal information, which could result from breaches experienced by us or by our vendors, contractors, or organizations with which we have formed strategic relationships. Even though we may have contractual protections with such vendors, contractors, or other organizations, notifications and follow-up actions related to a security breach could impact our reputation, cause us to incur significant costs, including legal expenses, harm customer confidence, hurt our expansion into new markets, cause us to incur remediation costs, or cause us to lose existing customers.

Further, many foreign countries and governmental bodies, including the United States and European Union, or EU, where we conduct business, have laws and regulations concerning the collection and use of personal data obtained from their residents or by businesses operating within their jurisdictions. These laws and regulations can be more restrictive than those in Canada. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure, and security of data that identifies or may be used to identify or locate an individual, such as names, email addresses and, in some jurisdictions, Internet Protocol, or IP, addresses. The policies and frameworks we use to comply with these laws may be subject to legal challenge by data protection authorities, and we may experience reluctance or refusal by European customers to use our platform due to potential risk exposure created by transferring personal data from Europe. We and our customers face a risk of enforcement actions taken by European data protection authorities regarding data transfers from Europe.

The European General Data Protection Regulations 2016/679 (“GDPR”) took effect on May 25, 2018. The GDPR applies to any company established in the EU as well as to those outside the EU if they collect and use personal data through the provision of goods or services to individuals in the EU or monitor their behavior. The GDPR enhances data protection obligations of businesses and provides direct legal obligations for service providers processing personal data on behalf of customers, including with respect to cooperation with European data protection authorities, implementation of security measures and keeping records of personal data processing activities. Noncompliance with the GDPR can trigger fines of up to €20 million or 4% of global annual revenues, whichever is higher. Separate EU laws and regulations (and member states’ implementations thereof) govern the protection of consumers and of electronic communications.

We also expect that there will continue to be new proposed laws, regulations, and industry standards concerning privacy, data protection, and information security in the United States, the EU, and other jurisdictions. We cannot determine the impact such future laws, regulations, and standards may have on our business. Such laws and regulations are often subject to differing interpretations and may be inconsistent among jurisdictions. These and other requirements could reduce demand for our platform, increase our costs, impair our ability to grow our business, or restrict our ability to store and process data or, in some cases, impact our ability to offer our platform in some locations and may subject us to liability. Further, in view of new or modified federal, state, or foreign laws and regulations, industry standards, contractual obligations, and other legal obligations, or any changes in their interpretation, we may find it necessary or desirable to fundamentally change our business activities and practices or to expend significant resources to modify our platform and otherwise adapt to these changes. We may be unable to make such changes and modifications in a commercially reasonable manner, or at all, and our ability to develop new features could be limited.

The costs of compliance with and other burdens imposed by laws, regulations, and standards may limit the use and adoption of and reduce overall demand for our platform, or lead to significant fines, penalties, or liabilities for any noncompliance. Privacy, information security, and data protection concerns, actual and perceived, may inhibit market adoption of our platform, particularly in certain industries and foreign countries.

Regulatory requirements placed on our software and services could impose increased costs on us, delay or prevent our introduction of new products and services, and impair the function or value of our existing products and services.

Our products and services are currently subject to various regulatory requirements. For example, we are or may be subject to laws, regulations and policies that govern discriminatory and harassing conduct particularly, in light of our use of AI technologies, the content of our platform or recommendations for content consumption may run afoul of local laws, regulations and policies that govern discrimination and harassment. Additionally, we are subject to laws, regulations and policies that govern the amount and type of taxes we are required to collect and remit, including with respect to internet transactions with customers in jurisdictions in which we do not have a physical presence. New income, sales, use or other tax laws, statutes, rules, regulations or ordinances applicable to solutions provided over the internet could be enacted at any time by any local, regional or national governmental authority, possibly with retroactive effect. Recent jurisprudence of the U.S. Supreme Court requires that online retailers collect sales and use taxes imposed by various U.S. states, even if the retailer has no physical presence in that state. We may also be subject to anti-spam laws, regulations and policies. In Canada, the regulatory authority responsible for enforcement of Canada’s Anti-Spam Legislation (“CASL”) has issued a bulletin that signals broad potential liability for electronic intermediaries (such as hosting providers and SaaS providers) for failing to take sufficient steps to stop third parties from using intermediary services and facilities to violate CASL, including prohibitions on sending electronic marketing messages or installing computer programs without consent.

Our business may become subject to increasing regulatory requirements, and as these requirements proliferate, we may be required to change or adapt our products and services to comply. Changing regulatory requirements might render our products and services obsolete or might block us from developing new products and services. This might in turn impose additional costs upon us to comply or to further develop our products and services. It might also make introduction of new products and services more costly or more time-consuming than we currently anticipate and could even prevent introduction by us of new products or services or cause the continuation of our existing products or services to become more costly. Accordingly, such regulatory requirements could have a material adverse effect on our business, financial condition, and results of operations.

If we fail to retain key employees or to recruit qualified technical and sales personnel, our business could be harmed.

We believe that our success depends on the continued employment of our senior management and other key employees. In addition, because our future success is dependent on our ability to continue to enhance and introduce new platform features, we are heavily dependent on our ability to attract and retain qualified personnel with the requisite education, background, and industry experience. As we expand our business, our continued success will also depend, in part, on our ability to attract and retain qualified sales, marketing, and operational personnel capable of supporting a larger and more diverse customer base. The loss of the services of a significant number of our technology or sales personnel could be disruptive to our development efforts or customer relationships. In addition, if any of our key employees joins a competitor or decides to otherwise compete with us, we may experience a material disruption of our operations and business strategy, which may cause us to lose customers or increase operating expenses and may divert our attention as we seek to recruit replacements for the departed employees.

We recognize revenue from subscriptions over the term of our customer contracts, and as such our reported revenue and billings may differ significantly in a given period, and our revenue in any period may not be indicative of our financial health and future performance.

We recognize revenue from subscriptions rateably over the subscription term of the underlying customer contract. Our billings are recorded upon invoicing for access to our platform, and thus a significant portion of the billings we report in each quarter, are generated from customer agreements entered and invoiced during the period. As a result, much of the revenue we report each quarter is derived from contracts that we entered into with customers in prior periods. Consequently, a decline in new or renewed subscriptions in any quarter will not be fully reflected in revenue or other results of operations in that quarter but will negatively affect our revenue and other results of operations across future quarters. It is difficult for us to rapidly increase our revenue from additional billings in a given period. Any increases in the average term of subscriptions would result in revenue for those contracts being recognized over longer periods of time with less positive impact on our results of operations in the near term. Accordingly, our revenue in any given period may not be an accurate indicator of our financial health and future performance.

Our sales cycles can be unpredictable, and our sales efforts require considerable time and expense. As a result, the timing of our billings and revenue are difficult to predict and may vary substantially from period to period, which may cause our results of operations to fluctuate significantly.

Our results of operations may fluctuate, in part, because of the resource intensive nature of our sales efforts, the length and variability of our sales cycle, and difficulty in adjusting our operating expenses in the short term. The length of our sales cycle, from identification of the opportunity to delivery of access to our platform, can vary from customer to customer, with sales to larger businesses typically taking longer to complete. In addition, as we increase our sales to larger businesses, we face longer more complex customer requirements, and substantial upfront sales costs. With larger businesses, the decision to subscribe to our platform frequently requires the approvals of multiple management personnel and more technical personnel than would be typical of a smaller organization and, accordingly, sales to larger businesses may require us to invest more time educating these potential customers. Purchases by larger businesses are also frequently subject to budget constraints and unplanned administrative, processing, and other delays, which means we may not be able to come to agreement on the terms of the sale to larger businesses.

To the extent our competitors develop products that our prospective customers view as equivalent or superior to our platform, our average sales cycle may increase. Additionally, if a key sales member leaves our employment or if our primary point of contact at a customer or potential customers leaves his or her employment, our sales cycle may be further extended or customer opportunities may be lost. As a result of the buying behavior of enterprises and the efforts of our sales force and partners to meet or exceed their sales objectives by the end of each fiscal quarter, we may generate a substantial portion of billings towards the end of each fiscal quarter. These transactions may not close as expected or may be delayed in closing. The unpredictability of the timing of customer purchases, particularly large purchases, could cause our billings and revenue to vary from period to period or to fall below expected levels for a given period, which will adversely affect our business, results of operations, and financial condition.

We may not receive significant revenue as a result of our current research and development efforts.

We reinvest a large percentage of our revenue in research and development, including AI. Our investment in our current research and development efforts may not provide a sufficient, timely return. We make and will continue to make significant investments in software research and development and related product opportunities. Investments in new technology and processes are inherently speculative. Commercial success depends on many factors including the degree of innovation of the products developed through our research and development efforts, sufficient support from our strategic partners, and effective distribution and marketing. Accelerated product introductions and short product life cycles require high levels of expenditures for research and development. These expenditures may materially adversely affect our operating results if they are not offset by revenue increases. We believe that we must continue to dedicate a significant amount of resources to our research and development efforts in order to maintain our competitive position. However, significant revenue from new product and service investments may not be achieved for a number of years, if at all. Moreover, new products and services may not be profitable.

We believe our long-term success depends in part on continuing to expand our international sales and operations and we are therefore subject to a number of risks associated with international sales and operations.

We intend to continue expanding our international operations. In order to maintain and expand our sales internationally, we need to hire and train experienced personnel to staff and manage our foreign operations. To the extent that we experience difficulties in recruiting, training, managing, and retaining international staff, and specifically sales and marketing personnel, we may experience difficulties in growing our international sales.

Additionally, our international sales are subject to a number of risks, including, but not limited to, the following:

•	unexpected costs and errors in tailoring our products for individual markets, including translation into foreign languages and adaptation for local practices;

•	difficulties in adapting to customer desires due to language and cultural differences;

•	new and different sources of competition;

•	increased financial accounting and reporting burdens and complexities;

•	increased expenses associated with international sales and operations, including establishing and maintaining office space and equipment for our international operations;

•	lack of familiarity and burdens of complying with foreign laws, legal standards, privacy standards, regulatory requirements, tariffs, and other barriers;

•	greater difficulty in enforcing contracts and accounts receivable collection and longer collection periods;

•	practical difficulties of enforcing intellectual property rights in countries with fluctuating laws and standards and reduced or varied protection for intellectual property rights in some countries;

•	unexpected changes in regulatory requirements, taxes, trade laws, tariffs, export quotas, custom duties, or other trade restrictions;

•	limitations on technology infrastructure, which could limit our ability to migrate international operations to our existing systems, which could result in increased costs;

•	difficulties in managing and staffing international operations and differing employer/employee relationships and local employment laws;

•	fluctuations in exchange rates that may increase the volatility of our foreign-based revenue; and

•	potentially adverse tax consequences, including the complexities of foreign value added tax (or other tax) systems and restrictions on the repatriation of earnings.

Additionally, operating in international markets also requires significant management attention and financial resources. We plan to continue investing substantial time and resources to expand our international operations, but we cannot be certain that these investments will produce desired levels of revenue or profitability. These factors and other factors could harm our ability to gain future international revenue and, consequently, materially affect our business, results of operations, and financial condition.

We may face exposure to foreign currency exchange rate fluctuations.

Revenues and operating expenses outside of Canada are often denominated in local currencies. Additionally, as we expand our international operations, we repost our financial results in Canadian dollars. Therefore, fluctuations in the value of the Canadian dollar and foreign currencies may affect our results of operations when translated into Canadian dollars. We do not currently engage in currency hedging activities to limit the risk of exchange rate fluctuations. In the future, we may use derivative instruments, such as foreign currency forward and option contracts, to hedge certain exposures to fluctuations in foreign currency exchange rates. The use of such hedging activities may not offset any or more than a portion of the adverse financial effects of unfavorable movements in foreign exchange rates over the limited time the hedges are in place. Moreover, the use of hedging instruments may introduce additional risks if we are unable to structure effective hedges with such instruments.

If we fail to manage our hosting network infrastructure capacity, our existing customers may experience service outages and our new customers may experience delays in accessing our platform.

We host our platform on data centers provided by Amazon Web Services (“AWS”), a provider of cloud infrastructure services. Our operations depend on the virtual cloud infrastructure hosted in AWS as well as the information stored in these virtual data centers and which third-party internet service providers transmit. Although we have disaster recovery plans that utilize multiple AWS locations, any incident affecting their infrastructure that may be caused by fire, flood, severe storm, earthquake, power loss, telecommunications failures, unauthorized intrusion, computer viruses, disabling devices, natural disasters, war, criminal act, military actions, terrorist attacks, and other similar events beyond our control could negatively affect the availability and reliability of our platform. A prolonged AWS service disruption affecting our platform for any of the foregoing reasons or the termination of our relationship with AWS could damage our reputation with current and potential customers, expose us to liability, cause us to lose customers, or otherwise harm our business. We may also incur significant costs for using alternative equipment or taking other actions in preparation for, or in reaction to, events that damage the AWS services we use.

AWS enables us to order and reserve server capacity in varying amounts and sizes distributed across multiple regions, and provides us with computing and storage capacity pursuant to an agreement that continues until terminated by either party. AWS may terminate the agreement by providing 30 days prior written notice and may, in some cases, terminate the agreement immediately for cause upon notice. Any disruption of our use of, or interference with, AWS would adversely affect our operations and business.

We have experienced significant growth in the number of learners, transactions, and data that our hosting infrastructure supports. We seek to maintain sufficient excess capacity in our hosting network infrastructure to meet the needs of all of our customers. However, the provision of new hosting infrastructure may require significant lead time and resources. If we do not accurately predict our infrastructure capacity requirements, our existing clients may experience service outages that may adversely impact our results of operations and lead to customer losses. If our hosting infrastructure capacity fails to keep pace with increased sales, customers may experience delays as we seek to obtain additional capacity, which could harm our reputation and adversely affect our revenue growth.

We rely upon SaaS technologies from third parties to operate our business, and interruptions or performance problems with these technologies may adversely affect our business and results of operations.

We rely on hosted SaaS applications from third parties in order to operate critical functions of our business, including platform delivery, enterprise resource planning, customer relationship management, billing, project management, and accounting and financial reporting. If these services become unavailable due to extended outages, interruptions, or because they are no longer available on commercially reasonable terms, our expenses could increase, our ability to manage finances could be interrupted, and our processes for managing sales of our platform and supporting our customers could be impaired until equivalent services, if available, are identified, obtained, and implemented, all of which could adversely affect our business.

Our growth depends in part on the success of our relationships with third party vendors and suppliers.

We anticipate that the growth of our business will continue to depend on third-party relationships, including relationships with our suppliers, app developers, theme designers and referral sources.

Identifying, negotiating and documenting relationships with third party vendors and suppliers requires significant time and resources as does integrating third-party technology. Our agreements with providers of cloud hosting, technology, and consulting services are typically non-exclusive and do not prohibit such service providers from working with our competitors or from offering competing services. These third-

party providers may choose to terminate their relationship with us or to make material changes to their businesses, products or services in a manner that is adverse to us.

The success of our platform depends, in part, on our ability to integrate third-party applications, themes and other offerings into our third-party ecosystem. Third-party developers may also change the features of their offering of applications and themes or alter the terms governing the use of their offerings in a manner that is adverse to us. If third- party applications and themes change such that we do not or cannot maintain the compatibility of our platform with these applications and themes, or if we fail to provide third-party applications and themes that our customers desire to add to their businesses, demand for our platform could decline. If we are unable to maintain technical interoperation, our customers may not be able to effectively integrate our platform with other systems and services they use. We may also be unable to maintain our relationships with certain third-party vendors if we are unable to integrate our platform with their offerings. In addition, third-party developers may refuse to partner with us or limit or restrict our access to their offerings. Such changes could functionally limit or terminate our ability to use these third-party offerings with our platform, which could negatively impact our solution offerings and harm our business. If we fail to integrate our platform with new third-party offerings that our customers need for their businesses, or to adapt to the data transfer requirements of such third-party offerings, we may not be able to offer the functionality that our customers and their clients expect, which would negatively impact our offerings and, as a result, harm our business.

Further, our competitors may effectively incentivize third-party developers to favor our competitors’ products or services, which could diminish our prospects for collaborations with third-parties and reduce subscriptions to our platform. In addition, providers of third-party offerings may not perform as expected under our agreements and we may in the future have disagreements or disputes with such providers. If any such disagreements or disputes cause us to lose access to products or services from a particular supplier, or lead us to experience a significant disruption in the supply of products or services from a current supplier, especially a single-source supplier, they could have an adverse effect on our business and operating results.

Our growth depends in part on the success of our strategic relationships with OEMs

In addition to growing our direct sales channels, we intend to pursue additional relationships with other third party OEMs. Identifying the proper OEMs to partner with will be essential to this growth strategy. Negotiating and documenting relationships with appropriate third party OEMs will require significant time and resources, as will integrating third-party content and technology. Our agreements with OEMs may not prohibit them from working with our competitors or from offering competing services. Our competitors may be effective in providing incentives to third party OEMs to favour their products or services or to prevent or reduce subscriptions to our solution. In addition, these distributors and providers may not perform as expected under our agreements, and we have had, and may in the future have, disagreements or disputes with such distributors and providers, which could negatively affect our brand and reputation. A global economic slowdown and other factors could also adversely affect the businesses of our OEMs, and it is possible that they may not be able to devote the resources we expect to the relationship. If we are unsuccessful in establishing or maintaining our relationships with these third parties, our ability to compete in the marketplace or to grow our revenue could be impaired and our operating results could suffer. Even if we are successful, there can be no assurance that these relationships will result in improved operating results.

We have incurred operating losses and negative cash flows in the past and may incur operating losses in the future.

Throughout most of our history, we have experienced net losses and negative cash flows from operations. As of December 31, 2019, we had an operating loss of approximately $9.8 million and positive cash flows due to proceeds raised from the IPO. We expect our operating expenses to increase in the future as we expand our operations. Furthermore, as a public company, we will incur legal, accounting and other expenses that we did not incur as a private company. If our revenue does not grow to offset these increased expenses, we will not be profitable. We can make no assurance that we will be able to achieve or maintain profitability. Recent revenue growth should not be considered as indicative of our future performance.

If we do not maintain the compatibility of our solutions with third-party applications that our customers use in their business processes, demand for our solutions could decline.

Our solutions can be used alongside a wide range of other systems, such as enterprise software systems and business software applications used by our customers in their businesses. If we do not support the continued integration of our solutions with third-party applications, including through the provision of application programming interfaces that enable data to be transferred readily between our solutions and third-party applications, demand for our solutions could decline, and we could lose sales. We will also be required to make our solutions compatible with new or additional third-party applications that are introduced into the markets that we serve. We may not be successful in making our solutions compatible with these third-party applications, which could reduce demand for our solutions. In addition, prospective customers, especially large enterprise customers, may require heavily customized features and functions unique to their business processes. If prospective customers require customized features or functions that we do not offer, then the market for our solutions will be adversely affected.

If we are not able to keep pace with technological developments or new versions or updates of operating systems and internet browsers adversely impact the process by which our customers interface with our platform, our business will be harmed.

As our platform is designed to operate on a variety of network, hardware, and software platforms using internet tools and protocols, we will need to continuously modify and enhance our platform to keep pace with changes in internet-related hardware, software, communication, browser, and database technologies. If we are unable to respond in a timely and cost-effective manner to these rapid technological developments, our platform may become obsolete, which would adversely impact our results of operations.

In addition, the industry in which we compete is characterized by rapid technological change, frequent introductions of new products and evolving industry standards. Our ability to attract new customers and increase revenue from customers will depend in significant part on our ability to anticipate industry standards and to continue to enhance existing solutions or introduce or acquire new solutions on a timely basis to keep pace with technological developments. The success of any enhancement or new solution depends on several factors, including the timely completion and market acceptance of the enhancement or new solution. Any new solution we develop or acquire might not be introduced in a timely or cost-effective manner and might not achieve the broad market acceptance necessary to generate significant revenue. If any of our competitors implements new technologies before we are able to implement them, those competitors may be able to provide more effective solutions than ours at lower prices.

If we fail to develop, maintain, and enhance our brand and reputation cost-effectively, our business and financial condition may be adversely affected.

We believe that developing, maintaining, and enhancing awareness and integrity of our brand and reputation in a cost-effective manner are important to achieving widespread acceptance of our platform and are important elements in maintaining existing customers and attracting new customers. We believe that the importance of our brand and reputation will increase as competition in our market further intensifies. Successful promotion of our brand will depend on the effectiveness of our marketing efforts, our ability to provide a reliable and useful platform at competitive prices, the perceived value of our platform, and our ability to provide quality customer support. Brand promotion activities may not yield increased revenue, and even if they do, the increased revenue may not offset the expenses we incur in building and maintaining our brand and reputation. If we fail to promote and maintain our brand successfully or to maintain loyalty among our customers, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to retain our existing customers and partners or attract new customers and partners and our business and financial condition may be adversely affected. Any negative publicity relating to our employees, partners, or other parties associated with us or them, may also tarnish our own reputation simply by association and may reduce the value of our brand. Damage to our brand and reputation may result in reduced demand for our platform and increased risk of losing market share to our competitors. Any efforts to restore the value of our brand and rebuild our reputation may be costly and may not be successful.

Mergers or other strategic transactions involving our competitors or customers could weaken our competitive position, which could harm our results of operations.

Some of our competitors may enter into new alliances with each other or may establish or strengthen cooperative relationships with systems integrators, third-party consulting firms or other parties, thereby limiting our ability to promote our products. Any such consolidation, acquisition, alliance or cooperative relationship could lead to pricing pressure and our loss of market share and could result in a competitor with greater financial, technical, marketing, service and other resources, all of which could have a material adverse effect on our business, results of operations and financial condition.

Consolidation within our existing and target markets as a result of mergers or other strategic transactions may also create uncertainty among customers as they realign their businesses and impact new sales and renewal rates. For example, mergers or strategic transactions by potential or existing customers may delay orders for our products and services or cause the use of our products to be discontinued, which could have a material adverse effect on our business, results of operations and financial condition.

If we fail to adequately protect our proprietary rights, our competitive position could be impaired and we may lose valuable assets, generate reduced revenue or experience slower growth rates, and incur costly litigation to protect our rights.

The learning management system industry is characterized by a large number of copyrights, trademarks, trade secrets, and other intellectual property rights. Our success is dependent, in part, upon protecting our proprietary information and technology. We rely on a combination of trademarks, copyrights, trade secrets, intellectual property assignment agreements, license agreements, confidentiality procedures, non-disclosure agreements, and employee non-disclosure and invention assignment agreements to establish and protect our proprietary rights. However, the steps we take to protect our intellectual property may be inadequate. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect and mitigate unauthorized use of our intellectual property. Despite our precautions, it may be possible for unauthorized third parties to copy our platform and use information that we regard as proprietary to create solutions that compete with ours. Policing unauthorized use of our platform is difficult and the steps we take to combat such actions may prove ineffective. Some license provisions protecting against unauthorized use, copying, transfer, and disclosure of our platform may be unenforceable under the laws of certain jurisdictions and foreign countries. Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of Canada, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate. To the extent we expand our international activities, our exposure to unauthorized copying and use of our platform and proprietary information may increase. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our technology and intellectual property.

We rely in part on trade secrets, proprietary know-how, and other confidential information to maintain our competitive position. Although we enter into intellectual property assignment agreements or license agreements with our employees and contractors, confidentiality and invention assignment agreements with our employees and consultants, and confidentiality agreements with the parties with whom we have strategic relationships and business alliances, no assurance can be given that these agreements will be effective in controlling access to, and distribution of, our platform and proprietary information. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our platform.

To protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Such litigation could be costly, time-consuming, and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our platform, impair the functionality of our platform, delay introductions of new platform features, result in our substituting inferior or more costly technologies into our platform, or injure our reputation. In addition, we may be required to license additional technology from third parties to develop and market new platform features or services, and we cannot guarantee that we will be able to license that technology on commercially reasonable terms or at all, and our inability to license this technology could harm our ability to compete.

An assertion by a third-party that we are infringing its intellectual property could subject us to costly and time-consuming litigation which could harm our business

Our success depends in part upon our not infringing the intellectual property rights of others. However, our competitors, as well as a number of other entities and individuals, may own or claim to own intellectual property relating to our industry or, in some cases, our technology.

In the past, third parties have claimed that we were infringing their intellectual property rights. Such claims may reoccur in the future, and we may actually be found to be infringing on such rights. Any claims or litigation could cause us to incur significant expenses, and if successfully asserted against us, could require that we pay substantial damages or ongoing revenue share payments, indemnify our customers or distributors, obtain licenses, modify products, or refund fees, any of which would deplete our resources and adversely impact our business.

The use of open source software in our products may expose us to additional risks and harm our intellectual property.

We have in the past and may in the future leverage open source software components in our development processes. These components are developed by third parties over whom we have no control. We have no assurances that those components do not infringe upon the intellectual property rights of others. We could be exposed to infringement claims, security vulnerabilities and liability in connection with the use of those open source software components, and we may be forced to replace those components with internally developed software or software obtained from another supplier, which may increase our expenses. The developers of open source software are usually under no obligation to maintain or update that software and we may be forced to maintain or update such software ourselves or replace such software with internally developed software or software obtained from another supplier, which may increase our expenses. Making such replacements could also delay enhancements to our products. Certain open source software licenses provide that the licensed software may be freely used, modified and distributed to others provided that any modifications made to such software including the source code to such modifications, are also made available under the same terms and conditions. As a result, any modifications we make to such software will be available to all downstream learners of the software, including our competitors.

Certain open source licenses (“Reciprocal Licenses”) provide that if we wish to combine the licensed software, in whole or in part, with our proprietary software, and distribute copies of the resulting combined work, we may only do so if such copies are distributed under the same terms and conditions as the open source software component of the work that was licensed to us, including the requirement to make the source code to the entire work available to recipients of such copies. The types of combinations of open source software and proprietary code that are covered by the requirement to release the source code to the entire combined work are uncertain and much debated by learners of open source software. There is little or no legal precedent governing the interpretation of many of the terms of these licenses. An incorrect determination as to whether a combination is governed by such provisions will result in non-compliance with the terms of the open source license. Such non-compliance could result in the termination of our license to use, modify and distribute copies of the affected open source software and we may be forced to replace such open source software with internally developed software or software obtained from another supplier, which may increase our expenses. In addition to terminating the affected open source license, the licensor of such open source software may seek to have a court order that the proprietary software that was combined with the open source software be made available to others, including our competitors, under the terms and conditions of the applicable open source license. For those reasons, we have instituted policies and practices which are intended to govern and limit the use of open source software that is distributed under the terms of a Reciprocal License.

In addition to risks related to license requirements, usage of open source software can lead to greater risks than the use of third-party commercial software, as open source licensors generally do not provide warranties, controls on the origin or development of the software, or remedies against the licensors. Many of the risks associated with usage of open source software cannot be eliminated and could adversely affect our business.

Issues in the use of artificial intelligence in our platform may result in reputational harm or liability

Our platform uses AI, and we expect to continue building AI into our platform in the future. We envision a future in which AI operates within our cloud-based platform to offer an efficient and effective e-learning solution for our customers. As with many disruptive innovations, AI presents risks and challenges that could affect its adoption, and therefore our business. AI algorithms may be flawed. Datasets may be insufficient or contain biased information. Inappropriate or controversial data practices by us or others could impair the acceptance, utility and effectiveness of AI solutions. These deficiencies could undermine the decisions, predictions, or analysis AI applications produce, subjecting us to competitive harm, legal liability, and brand or reputational harm. Some AI scenarios present ethical issues. If we enable or offer AI solutions that are controversial because of their impact on human rights, privacy, employment, equity, accessibility or other social issues, we may experience brand or reputational harm.

Real or perceived errors, failures, vulnerabilities, or bugs in our platform could harm our business and results of operations.

Errors, failures, vulnerabilities, or bugs may occur in our platform, especially when updates are deployed or new features are rolled out. In addition, utilization of our platform in complicated, large-scale customer environments may expose errors, failures, vulnerabilities, or bugs in our platform. Any such errors, failures, vulnerabilities, or bugs may not be found until after they are deployed to our customers. As a provider of learning management solutions, our brand and reputation is particularly sensitive to such errors, failures, vulnerabilities, or bugs. Real or perceived errors, failures, vulnerabilities, or bugs in our platform could result in negative publicity, loss of competitive position, loss of customer data, loss of or delay in market acceptance of our products, or claims by customers for losses sustained by them, all of which could harm our business and results of operations.

If we are unable to successfully refresh or update our source code or other aspects of our platform or detect and adequately address technological deficiencies in a timely and adequate manner, our competitive position could be negatively affected.

Our competitiveness depends, in part, on our ability to deliver an up to date learner interface and to promptly address technical deficiencies in a timely and efficient manner. Updates to our source code and other aspects of our platform require significant investment and we may not have the resources to make such investment. We may not be able to expand and upgrade our personnel, technology systems and infrastructure to accommodate increases in our business activity in a timely manner, which could lead to operational breakdowns and delays, loss of customers, a reduction in the growth of our customer base, increased operating expenses or financial losses.

Our products and services are complex and sophisticated and may contain design defects or errors that are difficult to detect and correct. Errors or defects may be found in new products or services after launch and, even if discovered, we may not be able to successfully correct such errors or defects in a timely manner or at all, which could adversely impact our business.

From time to time, we may become defendants in legal proceedings for which we are unable to assess our exposure and which could become significant liabilities in the event of an adverse judgment.

From time to time in the ordinary course of our business, we may become involved in various legal proceedings, including commercial, product liability, employment, class action and other litigation and claims, as well as governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources and cause us to incur significant expenses. Furthermore, because litigation is inherently unpredictable, the results of any such actions may have a material adverse effect on our business, operating results or financial condition.

Any failure to offer high-quality customer support may harm our relationships with our customers and our results of operations.

Our customers depend on our customer support teams to resolve technical and operational issues if and when they arise. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for customer support. Customer demand for support may also increase as we expand the features available on our platform. Increased customer demand for customer support, without corresponding revenue, could increase costs and harm our results of operations. In addition, as we continue to expand our customer base, we need to be able to provide efficient and effective customer support that meets our customers’ needs and expectations globally at scale. The number of our customers has grown significantly, which puts additional pressure on our support organization. In order to meet these needs, we have relied in the past and will continue to rely on self-service customer support to resolve common or frequently asked questions, which supplement our customer support teams. If we are unable to provide efficient and effective customer support globally at scale including through the use of self-service support, our ability to grow our operations may be harmed and we may need to hire additional support personnel, which could harm our margins and results of operations. Our sales are highly dependent on our business reputation and on positive recommendations from our existing customers. Any failure to maintain high- quality customer support, or a market perception that we do not maintain high-quality customer support, could harm our reputation, our ability to sell our platform to existing and prospective customers, our business, results of operations, and financial condition.

Adverse economic and market conditions and reductions in IT spending may adversely impact our business and results of operations.

Unfavorable general economic conditions, such as a recession or economic slowdown in one or more of our major markets, could adversely affect demand for our platform. Changing macroeconomic conditions may affect our business in a number of ways. For example, spending patterns of businesses are sensitive to the general economic climate. Subscriptions for our platform may be considered discretionary by many of our current and potential customers. As a result, businesses considering whether to purchase or renew subscriptions to our products may be influenced by macroeconomic factors.

In addition, recent events in the financial markets have demonstrated that businesses and industries throughout the world are very tightly connected to each other. Thus, financial developments seemingly unrelated to us or to our industry may materially adversely affect us over the course of time. Volatility in the market price of our Shares due to seemingly unrelated financial developments could hurt our ability to raise capital for the financing of acquisitions or other reasons. Potential price inflation caused by an excess of liquidity in countries where we conduct business may increase the cost we incur to provide our solutions and may reduce profit margins on agreements that govern our provision of products or services to customers over a multi-year period. A reduction in credit, combined with reduced economic activity, may materially adversely affect businesses and industries that collectively constitute a significant portion of our customer base. As a result, these customers may need to reduce their purchases of our products or services, or we may experience greater difficulty in receiving payment for the products or services that these customers purchase from us. Any of these events, or any other events caused by turmoil in world financial markets, may have a material adverse effect on our business, operating results, and financial conditions.

We may acquire other companies or technologies which could divert our management’s attention, result in additional dilution to our Shareholders, and otherwise disrupt our operations and harm our results of operations.

We may in the future seek to acquire or invest in businesses, people, or technologies that we believe could complement or expand our platform or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable acquisitions, whether or not they are ultimately consummated.

Any integration process may result in unforeseen operating difficulties and require significant time and resources and, although we have been successful in the past, we may not be able to integrate the acquired personnel, operations, and technologies successfully or effectively manage the combined business in connection with any future acquisition. We may also not achieve the anticipated benefits from the acquired business due to a number of factors, including, among others:

•	costs or liabilities associated with the acquisition;

•	diversion of management’s attention from other business concerns;

•	inability to integrate or benefit from acquired content, technologies, or services in a profitable manner;

•	harm to our existing relationships with authors and customers as a result of the acquisition;

•	difficulty integrating the accounting systems, operations, and personnel of the acquired business;

•	difficulty converting the customers of the acquired business onto our platform and contract terms;

•	the potential loss of key employees;

•	use of resources that are needed in other parts of our business; and

•	the use of substantial portions of our available cash or equity to consummate the acquisition.

In the future, if our acquisitions do not yield expected returns, we may be required to take charges for the write-down or impairment of amounts related to goodwill and intangible assets which could negatively impact our results of operations. We may issue additional equity securities in connection with any future acquisitions, that would dilute our existing Shareholders, use cash that we may need in the future to operate our business, incur debt on terms unfavorable to us or that we are unable to pay, incur large charges or substantial liabilities, and become subject to adverse tax consequences, substantial depreciation, or deferred compensation charges. These challenges could adversely affect our business, financial conditions, results of operations, and prospects.

We might require additional capital to support our growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue making investments to support our growth and may require additional funds to respond to business challenges, including the need to develop new features or enhance our existing platform or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing Shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our Shares. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our growth and to respond to business challenges could be significantly impaired.

We may not be able to generate sufficient cash to service our indebtedness.

As of December 31, 2019, we did not have any aggregate indebtedness outstanding under our Credit Facility.

Our Credit Facility contains financial covenants, including the requirement to maintain a minimum amount of recurring revenue, minimum liquidity, and a minimum amount of revenue required to be generated by the Company and guarantors. Our ability to make additional borrowings under the Credit Facility depends upon compliance with these and other covenants. Our ability to comply with these covenants and requirements may be affected by events beyond our control. Our failure to comply with obligations under the Credit Facility could result in an event of default under the facilities. A default, if not cured or waived, would prohibit us from obtaining further loans under our Credit Facility and permit the lenders thereunder to accelerate payment of their loans. In addition, the lenders would have the right to proceed against the collateral securing the Credit Facility, which consists of substantially all of our assets. If our debt is accelerated, we cannot be certain that we will have funds available to pay the accelerated debt or that we will have the ability to refinance the accelerated debt on terms favorable to us, or at all. If we could not repay or refinance the accelerated debt, we could be insolvent and could seek to file for bankruptcy protection. Any such default, acceleration, or insolvency would likely have a material and adverse effect on our business.

Our management team has limited experience managing a public company.

Most members of our management team have limited or no experience managing a publicly-traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under applicable securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, financial condition, and results of operations.

Our business is subject to a variety of international laws, including export and import controls and anti-corruption laws and regulations, that could subject us to claims, increase the cost of operations, impair our ability to compete in international markets, or otherwise harm our business due to changes in the laws, changes in the interpretations of the laws, greater enforcement of the laws, or investigations into compliance with the laws.

Our business is subject to regulation by various federal, provincial and territorial, local and foreign governmental agencies, including agencies responsible for monitoring and enforcing copyright laws, employment and labor laws, workplace safety, consumer protection laws, privacy and data protection laws, anti-bribery laws, import and export controls, federal securities laws, and tax laws and regulations. In certain foreign jurisdictions, these regulatory requirements may be more stringent than those in Canada. The U.S. export control laws and U.S. economic sanctions laws may include restrictions or prohibitions on the sale or supply of certain products and services to embargoed or sanctioned countries, governments, persons and entities. In addition, various countries regulate the import of certain encryption and other technology, including import and export permitting and licensing requirements, and have enacted or could enact laws that could limit our ability to distribute our platform, provide our customers access to our platform or could limit our customers’ ability to access or use our services in those countries. Changes in our platform, or future changes in export and import regulations may prevent our learners with international operations from utilizing our platform globally or, in some cases, prevent the export or import of our platform to certain countries, governments, or persons altogether. Any change in export or import regulations, economic sanctions, or related legislation, or change in the countries, governments, persons, or technologies targeted by such regulations, could result in decreased use of our platform by, or in our decreased ability to export or sell subscriptions to our platform to, existing or potential learners with international operations. Any decreased use of our platform or limitation on our ability to export or sell our platform would likely adversely affect our business, results of operations, and financial results.

We are also subject to various domestic and international anti-corruption laws, such as the Corruption of Foreign Public Officials Act (Canada), U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act, as well as other similar anti-bribery and anti-kickback laws and regulations. These laws and regulations generally prohibit companies and their employees and intermediaries from authorizing, offering, providing, and accepting improper payments or benefits for improper purposes. These laws also require that we keep accurate books and records and maintain compliance procedures designed to prevent any such actions. Although we take precautions to prevent violations of these laws, our exposure for violating these laws increases as our international presence expands and as we increase sales and operations in foreign jurisdictions.

We are also subject to consumer protection laws that may impact our sales and marketing efforts, including laws related to subscriptions, billing, and auto-renewal. These laws, as well as any changes in these laws, could make it more difficult for us to retain existing customers and attract new ones.

These laws and regulations are subject to change over time and thus we must continue to monitor and dedicate resources to ensure continued compliance. Although we take precautions to prevent our platform from being provided in violation of such laws, our platform could be provided inadvertently in violation of such laws, despite the precautions we take. Non-compliance with applicable regulations or requirements could subject us to investigations, sanctions, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, or injunctions. If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, operating results, and financial condition could be materially adversely affected. We may also be adversely affected through penalties, reputational harm, loss of access to certain markets, or otherwise. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could harm our business, operating results and financial condition.

Trade wars and changes in international trade law and policies may have a material adverse effect on our business, financial condition and results of operations.

As a global company, our success depends on our ability to sell across borders. Trade wars and changes in laws and policy relating to trade or taxes may have an adverse effect on our business, financial condition and results of operations. More specifically, the geopolitical environment of the markets where we operate may influence customer demand for our products and may have an impact on input costs. For instance, any potential changes in the economic and political climate in the U.S., such as the potential changes to, or the termination of, trade agreements between the U.S. and the European Union, or among Canada, the U.S. and Mexico, or the increased geopolitical uncertainty in Europe, could impact our business and our sales and profitability.

Our business could be adversely impacted by changes in internet access for our learners or laws specifically governing the internet.

Our platform depends on the quality of our learners’ access to the internet. Certain features of our platform require significant bandwidth and fidelity to work effectively. Internet access is frequently provided by companies that have significant market power that could take actions that degrade, disrupt, or increase the cost of learner access to our platform, which would negatively impact our business. We could incur greater operating expenses and our ability to acquire and retain customers could be negatively impacted if network operators:

•	implement usage-based pricing;

•	discount pricing for competitive products;

•	otherwise materially change their pricing rates or schemes;

•	charge us to deliver our traffic at certain levels or at all;

•	throttle traffic based on its source or type;

•	implement bandwidth caps or other usage restrictions; or

•	otherwise try to monetize or control access to their networks.

As the internet continues to experience growth in the number of learners, frequency of use, and amount of data transmitted, the internet infrastructure that we and our learners rely on may be unable to support the demands placed upon it. The failure of the internet infrastructure that we or our learners rely on, even for a short period of time, could undermine our operations and harm our results of operations.

In the future, providers of internet browsers could introduce new features that would make it difficult for customers to use our platform. In addition, internet browsers for desktop, tablets or mobile devices could introduce new features, change existing browser specifications such that they would be incompatible with our platform. Any changes to technologies used in our platform, to existing features that we rely on, or to operating systems or internet browsers that make it difficult for customers to access our platform may make it more difficult for us to maintain or increase our revenues and could adversely impact our business and prospects.

In addition, there are various laws and regulations that could impede the growth of the internet or other online services, and new laws and regulations may be adopted in the future. These laws and regulations could, in addition to limiting internet neutrality, involve taxation, tariffs, privacy, data protection, information security, content, copyrights, distribution, electronic contracts and other communications, consumer protection, and the characteristics and quality of services, any of which could decrease the demand for, or the usage of, our platform. Legislators and regulators may make legal and regulatory changes, or interpret and apply existing laws, in ways that require us to incur substantial costs, expose us to unanticipated civil or criminal liability, or cause us to change our business practices. These changes or increased costs could materially harm our business, results of operations, and financial condition.

It may be difficult or impossible for investors to enforce judgements against foreign subsidiaries and resident directors or officers of the Company

Certain of the Company’s wholly-owned subsidiaries are organized under the laws of foreign jurisdictions and certain of the directors and officers of the Company, including our President and Chief Executive Officer, Claudio Erba, are residents of countries other than Canada. As a result, it may be difficult or impossible for investors to effect service within Canada upon such persons, or to realize against them in Canada upon judgments of courts of Canada predicated upon the civil liability provisions of applicable Canadian provincial securities laws. There is some doubt as to the enforceability in the United States or other foreign courts by a court in original actions, or in actions to enforce judgments of Canadian courts, of civil liabilities predicated upon such applicable Canadian provincial securities laws.

Our international operations subject us to potentially adverse tax consequences.

We are subject to income taxes as well as non-income-based taxes, such as payroll, sales, use, value-added, property and goods and services taxes, in Canada and various foreign jurisdictions. Our domestic and international tax liabilities are subject to various jurisdictional rules regarding the timing and allocation of revenue and expenses. Additionally, the amount of income taxes paid is subject to our interpretation of applicable tax laws in the jurisdictions in which we file and to changes in tax laws. Significant judgment is required in determining our worldwide provision for income taxes and other tax liabilities. From time to time, we may be subject to income and non-income tax audits. While we believe we have complied with all applicable income tax laws, there can be no assurance that a governing tax authority will not have a different interpretation of the law and assess us with additional taxes. Should we be assessed with additional taxes, there could be a material adverse effect on our business, results of operations, and financial condition.

Our future effective tax rate may be affected by such factors as changes in tax laws, regulations, or rates, changing interpretation of existing laws or regulations, the impact of accounting for equity-based compensation, the impact of accounting for business combinations, changes in our international organization, and changes in overall levels of income before tax. In addition, in the ordinary course of our global business, there are many intercompany transactions and calculations where the ultimate tax determination is uncertain. Although we believe that our tax estimates are reasonable, we cannot ensure that the final determination of tax audits or tax disputes will not be different from what is reflected in our historical income tax provisions and accruals.

We may have exposure to greater than anticipated tax liabilities and may be affected by changes in tax laws or interpretations, any of which could adversely impact our results of operations.

We are subject to income taxes in Canada and various jurisdictions outside of Canada. Our effective tax rate could fluctuate due to changes in the mix of earnings and losses in countries with differing statutory tax rates. Our tax expense could also be impacted by changes in non-deductible expenses, changes in excess tax benefits of equity-based compensation, changes in the valuation of deferred tax assets and liabilities and our ability to utilize them, the applicability of withholding taxes, effects from acquisitions, and the evaluation of new information that results in a change to a tax position taken in a prior period.

Our tax position could also be impacted by changes in accounting principles, changes in Canadian federal, provincial or territorial tax laws, or other international tax laws applicable to corporate multinationals, other fundamental law changes currently being considered by many countries, including Canada and the United States, and changes in taxing jurisdictions’ administrative interpretations, decisions, policies, and positions. Any of the foregoing changes could have an adverse impact on our results of operations, cash flows, and financial condition.

Our results of operations may be harmed if we are required to collect sales or other related taxes for our subscription services in jurisdictions where we have not historically done so.

We collect sales and value-added tax as part of our subscription agreements in a number of provinces. Sales and use, value-added, and similar tax laws and rates vary greatly by jurisdiction. One or more states or countries may seek to impose additional sales, use, or other tax collection obligations on us, including for past sales by us. A successful assertion by a province, state, country, or other jurisdiction that we should have been or should be collecting additional sales, use, or other taxes on our platform could, among other things, result in substantial tax liabilities for past sales, create significant administrative burdens for us, discourage customers from purchasing our platform, or otherwise harm our business, results of operations, and financial condition.

We may not be able to utilize a significant portion of our net operating loss, which could adversely affect our potential profitability.

We have net operating loss carryforwards, or NOLs, due to prior period losses. These NOLs, and NOLs of companies we may acquire, could expire unused and be unavailable to offset future income tax liabilities, which could adversely affect our potential profitability.

The nature of our business requires the application of complex revenue and expense recognition rules, and any significant changes in current rules could affect our financial statements and results of operations.

The accounting rules and regulations that we must comply with are complex and subject to interpretation by the Canada Accounting Standards Board, or the AcSB, the Canadian Securities Administrators, or the

CSA, and various bodies formed to promulgate and interpret appropriate accounting principles. Recent actions and public comments from the AcSB and the CSA have focused on the integrity of financial reporting and internal controls over financial reporting. In addition, many companies’ accounting policies and practices are being subject to heightened scrutiny by regulators and the public. Further, the accounting rules and regulations are continually changing in ways that could materially impact our financial statements. We cannot predict the impact of future changes to accounting principles or our accounting policies on our financial statements going forward, which could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of the change. In addition, if we were to change our critical accounting estimates, including those related to the recognition of license revenue and other revenue sources, our results of operations could be significantly affected.

If our judgments or estimates relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our results of operations could fall below expectations of securities analysts and investors, resulting in a decline in the price of Common Shares

The preparation of financial statements in conformity with International Financial Reporting Standards (“IFRS”) requires management to make judgments, estimates, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the results of which form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our Shares. Significant judgments, estimates, and assumptions used in preparing our consolidated financial statements include, or may in the future include, those related to revenue recognition, equity-based compensation expense, sales commissions costs, long-lived assets, and accounting for income taxes including deferred tax assets and liabilities.

If we fail to maintain an effective system of internal controls, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we will be subject to the reporting requirements of the CSA and the rules and regulations of the listing standards of the TSX. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place significant strain on our personnel, systems, and resources. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the CSA is recorded, processed, summarized, and reported within the time periods specified in CSA rules and forms and that information required to be disclosed in reports under applicable securities laws is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the CSA. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which could have a negative effect on the trading price of our Common Shares. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the TSX.

Our Articles provide that any derivative actions, actions relating to breach of fiduciary duties and other actions asserting a claim relating to relationships among us, our affiliates and their respective shareholders, directors and/or officers are required to be litigated in Canada, which could limit your ability to obtain a favourable judicial forum for disputes with us.

We have included a forum selection provision in our Articles that provides that, unless we consent in writing to the selection of an alternative forum, the Superior Court of Justice of the Province of Ontario, Canada and appellate courts therefrom (or, failing such court, any other “court” as defined in the OBCA having jurisdiction, and the appellate courts therefrom), will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action or proceeding asserting a breach of fiduciary duty owed by any of our directors, officers or other employees to us; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the OBCA or our by-laws; or (iv) any action or proceeding asserting a claim otherwise related to the relationships among us, our affiliates and their respective shareholders, directors and/or officers, but excluding claims related to our business or such affiliates. Our forum selection provision also provides that our security holders are deemed to have consented to personal jurisdiction in the Province of Ontario and to service of process on their counsel in any foreign action initiated in violation of the foregoing provisions. Therefore, it may not be possible for our Shareholders to litigate any action relating to the foregoing matters outside of the Province of Ontario. Our forum selection provision seeks to reduce litigation costs and increase outcome predictability by requiring derivative actions and other matters relating to our affairs to be litigated in a single forum. While forum selection clauses in corporate charters and by-laws are becoming more commonplace for public companies in the U.S. and have been upheld by courts in certain states, they are untested in Canada. It is possible that the validity of our forum selection provision could be challenged and that a court could rule that such provision is inapplicable or unenforceable. If a court were to find our forum selection provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions and we may not obtain the benefits of limiting jurisdiction to the courts selected.

We incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our business, financial condition, and results of operations.

As a public company, we incur significant legal, accounting, and other expenses than we incurred as a private company. We are subject to the reporting requirements of the CSA and the rules and regulations of the TSX. These requirements have increased and will continue to increase our legal, accounting, and financial compliance costs and have made, and will continue to make, some activities more time-consuming and costly. These rules and regulations make it more expensive for us to obtain director and officer liability insurance on an ongoing basis, and we may in the future be required to accept reduced policy limits and coverage or incur substantially higher costs to maintain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers. As a result of the foregoing, we expect a substantial increase in legal, accounting, insurance and certain other expenses in the future, which will negatively impact our financial performance and could cause our results of operations and financial condition to suffer.

Our results of operations could be adversely affected by natural disasters, public health crises, political crises, or other catastrophic events.

Natural disasters, such as earthquakes, hurricanes, tornadoes, floods, and other adverse weather and climate conditions; unforeseen public health crises such as the recent global outbreak of a novel coronavirus, COVID-19, and other pandemics and epidemics; political crises, such as terrorist attacks, war, and other political instability; or other catastrophic events, could disrupt our operations in any of our offices or the operations of one or more of our third-party providers and vendors. To the extent any of these events occur, our business and results of operations could be adversely affected. For example, the recent outbreak of COVID-19 in early 2020, particularly in Northern Italy where Docebo offices are located, may adversely affect our employees and customers. While Docebo’s employees, including those located in Italy, generally have the ability to work remotely, the extent to which COVID-19 may impact our business and results of operations and reputation remains uncertain.

Our financial condition may be adversely affected by geopolitical events in regions where the Company operates or has offices.

War, terrorism, threats of terrorist acts and related geopolitical risks have led, and may in the future lead, to increased market volatility and may have adverse long-term effects on particular markets, the global economy and securities markets generally. In particular, Docebo has offices in the United Arab Emirates (UAE) and conducts business in other areas in the Middle East. Accordingly, political, economic and military conditions in and surrounding the UAE, and the Middle East generally, may directly affect our business. There can be no assurance that attacks will not reach, or come within close proximity of, our offices, which could result in a significant disruption to our business. In addition, there are significant ongoing hostilities in the Middle East, particularly in Syria and Iraq, which may impact the UAE, in the future. Any hostilities involving the UAE, a significant increase in terrorism or the interruption or curtailment of trade between the UAE and its present trading partners, or a significant downturn in the economic or financial condition of the UAE, could materially adversely affect our operations. Ongoing and revived hostilities or other UAE political or economic factors could have an adverse impact on our business, operating results and financial condition. Further, restrictive laws, policies or practices directed towards the UAE or UAE businesses could have an adverse impact on the expansion of our business.

Recent uprisings and armed conflicts in various countries in the Middle East are affecting the political stability of that region. This instability may lead to deterioration of the political and trade relationships that exist between the UAE and these countries. As a result, our business operations could be harmed.

Risks Related to Our Common Shares

The price of our Common Shares may be volatile and may decline regardless of our operating performance.

The price of our Common Shares has fluctuated in the past and we expect it to fluctuate in the future, and it may decline. The trading prices of technology companies’ securities have been, and we expect them to continue to be, highly volatile. The market price of our Common Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including, among others:

•	actual or anticipated fluctuations in our revenue and other results of operations, including as a result of the addition or loss of any number of customers;

•	announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

•	the financial projections we may provide to the public, any changes in these projections, or our failure to meet these projections;

•

failure of securities analysts to initiate or maintain coverage of us, changes in ratings and financial estimates and the publication of other news by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•	changes in operating performance and stock market valuations of SaaS-based software or other technology companies, or those in our industry in particular;

•	the size of our public float;

•	price and volume fluctuations in the trading of our Common Shares and in the overall stock market, including as a result of trends in the economy as a whole;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business or industry, including data privacy, data protection, and information security;

•	lawsuits threatened or filed against us for claims relating to intellectual property, employment issues, or otherwise;

•	changes in our board of directors or management;

•	short sales, hedging, and other derivative transactions involving our Common Shares;

•	sales of large blocks of our Common Shares including sales by our executive officers, directors, and significant Shareholders; and

•	other events or factors, including changes in general economic, industry, and market conditions, and trends, as well as any natural disasters, which may affect our operations.

In addition, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. Share prices of many technology companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, shareholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management, and harm our business.

Future sales of Common Shares by existing Shareholders could cause the price of our Common Shares to decline.

Sales of a substantial number of our Common Shares by our existing Shareholders in the public market could occur at any time following the expiry of the lock-up periods described under “Agreements with Retained Interest Holders – Lock-up Agreements”. If our Shareholders sell, or the market perceives that our Shareholders intend to sell, substantial amounts of our Common Shares in the public market upon expiry of these lock-up periods, the market price of our Common Shares could decline. The magnitude of this risk will be inversely proportional to the size of the public float.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade our Common Shares, the price of our Common Shares could decline.

The trading market for our Common Shares depends, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, the price of our Common Shares would likely decline. In addition, if our results of operations fail to meet the forecast of analysts, the price of our Common Shares would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our Common Shares could decrease, which might cause the price and trading volume of our Common Shares to decline.

Our issuance of additional Common Shares in connection with financings, acquisitions, investments, our equity incentive plans, or otherwise will dilute all other Shareholders.

We expect to issue additional Common Shares in the future that will result in dilution to all other Shareholders. We expect to grant equity awards to employees, directors, and consultants under our equity incentive plans. As part of our business strategy, we may acquire or make investments in complementary companies, products, or technologies, and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional Common Shares may cause Shareholders to experience significant dilution of their ownership interests and the per share value of our Common Shares to decline.

We may also raise capital through equity financings in the future. Any additional capital raised through the sale of equity may dilute existing Shareholders’ percentage ownership of our Common Shares and Shareholders could be asked in the future to approve the creation of new equity securities which could have rights, preferences and privileges superior to those of holders of our Common Shares. Capital raised through debt financing would require us to make periodic interest payments and may impose restrictive covenants on the conduct of our business. Furthermore, additional financings may not be available on terms favourable to us, or at all. A failure to obtain additional funding could prevent us from making expenditures that may be required to implement our growth strategy and grow or maintain our operations.

We generally do not currently intend to pay dividends for the foreseeable future.

We generally do not intend to pay dividends to the holders of our Common Shares for the foreseeable future. Our ability to pay dividends on our Common Shares is limited by our existing indebtedness, and may be further restricted by the terms of any future debt incurred or preferred securities issued by us or our subsidiaries or law. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our business, financial condition, and results of operations, current and anticipated cash needs, plans for expansion and any legal or contractual limitation on our ability to pay dividends. As a result, any capital appreciation in the price of our Common Shares may be your only source of gain on your investment in our Common Shares.

Shareholders have limited control over our Company’s operations.

Shareholders have limited control over changes in our policies and operations, which increases the uncertainty and risks of an investment in our Company. The Board determines major policies, including policies regarding financing, growth, debt capitalization and any future dividends to Shareholders. Generally, the Board may amend or revise these and other policies without a vote of the Shareholders. Shareholders only have a right to vote in the circumstances described under “Description of Share Capital – Common Shares”. The Board’s broad discretion in setting policies and the limited ability of Shareholders to exert control over those policies increases the uncertainty and risks of an investment in our Company.

The Principal Shareholders beneficially own and control 73.53% of the voting power attached to our outstanding voting Common Shares and Intercap and Klass are entitled to certain director nomination rights under the Investor Rights Agreement. See “Agreements with Retained Interest Holders – Investor Rights Agreement”. The Principal Shareholders have significant influence with respect to all matters submitted to the Company’s Shareholders for approval, including without limitation the election and removal of directors, amendments to the constating documents of the Company and the approval of certain material transactions.

DIVIDENDS

The Company currently intends to retain any future earnings to fund the development and growth of its business and/or to pay down debt and does not currently anticipate paying dividends on the Common Shares. Any determination to pay dividends in the future will be at the direction of the Board and will depend on many factors, including, among others, the Company’s financial condition, current and anticipated cash requirements, contractual restrictions and financing agreement covenants, solvency tests imposed by applicable corporate law and other factors that the Board may deem relevant.

DESCRIPTION OF CAPITAL STRUCTURE

The following description of our share capital summarizes certain provisions contained in our Articles and by-laws. These summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our Articles and by-laws, which have been filed under the Company’s profile on SEDAR at www.sedar.com.

Common Shares

The authorized capital of the Company consists of (i) an unlimited number of Common Shares and (ii) an unlimited number of preferred shares, issuable in series. As at December 31, 2019, 28,454,200 Common Shares were issued and outstanding.

Rank

The Shares rank pari passu with respect to the payment of dividends, return of capital and distribution of assets in the event of our liquidation, dissolution or winding-up.

Dividend Rights

Shareholders are entitled to receive dividends on a pari passu basis out of our assets legally available for the payment of dividends at such times and in such amount and form as our Board may from time to time determine, subject to any preferential rights of the holders of any outstanding preferred shares.

Voting Rights

Shareholders are entitled to one vote in respect of each Common Share held at meetings of Shareholders.

Meetings of Shareholders

Shareholders are entitled to receive notice of any meeting of Shareholders and may attend and vote at such meetings. A quorum for the transaction of business at a meeting of Shareholders is present if Shareholders who, together, hold not less than 25% of the votes attaching to our outstanding Common Shares entitled to vote at the meeting are present in person or represented by proxy.

Pre-Emptive Rights

Certain Shareholders are entitled to certain pre-emptive rights to subscribe for additional Common Shares as set forth in the Investor Rights Agreement. See “Agreements with Retained Interest Holders – Investor Rights Agreement –Pre-Emptive Rights”.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, the Shareholders, without preference or distinction, are entitled to receive rateably all of our assets remaining after payment of all debts and other liabilities, subject to any preferential rights of the holders of any outstanding preferred shares.

Preferred Shares

The authorized capital of the Company consists of (i) an unlimited number of Common Shares and (ii) an unlimited number of preferred shares, issuable in series. As at December 31, 2019, there are no preferred shares outstanding. Subject to the provisions of the OBCA and our Articles, our Board may, by resolution, from time to time before the issue thereof determine the maximum number of preferred shares of each series, create an identifying name for each series, attach special rights or restrictions to the preferred shares of each series including, without limitation, any right to receive dividends (which may be cumulative or non-cumulative and variable or fixed) or the means of determining such dividends, the dates of payment thereof, any terms or conditions of redemption or purchase, any conversion rights, any retraction rights, any rights on our liquidation, dissolution or winding-up and any sinking fund or other provisions, the whole to be subject to filing articles of amendment to create the series and to include the special rights or restrictions attached to the preferred shares of the series. Except as provided in any special rights or restrictions attaching to any series of preferred shares issued from time to time, the holders of preferred shares will not be entitled to receive notice of, attend or vote at any meeting of Shareholders.

Preferred shares of each series, if and when issued, will, with respect to the payment of dividends, rank pari passu with the preferred shares of every other series and be entitled to preference over the Common Shares and any other of our shares ranking junior to the preferred shares with respect to payment of dividends.

In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of preferred shares will be entitled to preference with respect to distribution of our property or assets over the Common Shares and any other of our shares ranking junior to the preferred shares with respect to the repayment of capital paid up on and the payment of unpaid dividends accrued on the preferred shares. We currently anticipate that there will be no pre-emptive, subscription, redemption or conversion rights attaching to any series of preferred shares issued from time to time.

MARKET FOR SECURITIES

Common Shares

The Common Shares are listed and posted for trading on the TSX under the symbol “DCBO”. The following table shows the monthly range of high and low prices per Common Share and total monthly volumes traded on the TSX for the periods indicated:

Month, 2019	High (C$)	Low (C$)	Volume
October[1]	16.25	11.29	3,633,171

Month, 2019	High (C$)	Low (C$)	Volume
November	16.30	14.43	660,148
December	16.99	15.50	231,389

Note:

(1) Beginning on October 8, 2019.

AGREEMENTS WITH RETAINED INTEREST HOLDERS

Investor Rights Agreement

Intercap Equity Inc. and its subsidiaries (collectively, “Intercap”), Klass.com Subsidiary LLC, (“Klass”, and together with Intercap, the “Principal Shareholders”) collectively own in aggregate 20,922,300 Common Shares, which represents an approximate 73.53% ownership interest in the Company on a non-diluted basis.

The following is a summary of the material attributes and characteristics of the Investor Rights Agreement among the Company and the Principal Shareholders. This summary is qualified in its entirety by reference to all of the provisions of that agreement, which contains a complete statement of those attributes and characteristics. The Investor Rights Agreement is available under the Company’s profile on SEDAR at www.sedar.com.

Nomination Rights

The Investor Rights Agreement provides that Intercap shall be entitled to nominate directors commensurate with the ownership interests in the Company of the Principal Shareholders, as follows:

•	Intercap can nominate a majority of the directors so long as Principal Shareholders together hold more than 50% of the issued and outstanding Common Shares on a non-diluted basis;

•

Intercap can nominate 40% of the directors (rounding up to the nearest whole number) so long as Principal Shareholders together hold at least 40% of the issued and outstanding Common Shares on a non-diluted basis;

•

Intercap can nominate 30% of the directors (rounding up to the nearest whole number) so long as Principal Shareholders together hold at least 30% of the issued and outstanding Common Shares on a non-diluted basis;

•

Intercap can nominate 20% of the directors (rounding up to the nearest whole number) so long as Principal Shareholders together hold at least 20% of the issued and outstanding Common Shares on a non-diluted basis; and

•	Intercap can nominate one director so long as Principal Shareholders together hold at least 10% of the issued and outstanding Common Shares on a non-diluted basis.

Additionally, so long as Klass holds at least 10% of the issued and outstanding Common Shares on a non-diluted basis, then Daniel Klass, or another individual designated by Klass, shall be one of Intercap’s nominees to the Board. There is no voting agreement between Intercap and Klass.

So long as Intercap has the right to nominate at least one director to the Board, Intercap shall be entitled to have one of their director nominees serve on a standing committee of the Board, other than the Audit Committee, provided that their director nominee is not one of the Company’s officers. Additionally, as long as Intercap can nominate at least one-third of the directors, Intercap shall be entitled to have one of their director nominees serve as Chair of the Board.

The current nominees under the Investor Rights Agreement are Jason Chapnik, James Merkur, William Anderson and Daniel Klass.

Registration Rights

The Investor Rights Agreement provides Intercap with the right (the “Demand Registration Right”), among others, to require the Company to use reasonable commercial efforts to file on one or more prospectuses with applicable Canadian securities regulatory authorities, all or a portion of the Common Shares held by Intercap for distribution to the public (a “Demand Distribution”), provided that the Company is not obliged to effect (i) more than two Demand Distributions in any 12-month period or (ii) any Demand Distribution where the value of the Common Shares offered under such demand registration is less than C$10 million. The Company may also distribute Common Shares in connection with a Demand Distribution provided that if the Demand Distribution involves an underwriting and the lead underwriter determines that the total number of Common Shares to be included in such Demand Distribution should be limited for certain prescribed reasons, the Common Shares to be included in the Demand Distribution will first be allocated to Intercap.

The Investor Rights Agreement also provides Intercap with the right (the “Piggy-Back Registration Right”) to require the Company to include its Common Shares in any future public offerings undertaken by the Company by way of prospectus that it may file with applicable Canadian securities regulatory authorities (a “Piggy-Back Distribution”). The Company will be required to use reasonable commercial efforts to cause to be included in the Piggy-Back Distribution all of the Common Shares that Intercap requests to be sold, provided that if the Piggy-Back Distribution involves an underwriting and the lead underwriter determines that the total number of Common Shares to be included in such Piggy-Back Distribution should be limited for certain prescribed reasons, the Common Shares to be included in the Piggy-Back Distribution will first be allocated to the Company.

As a result of the Lock-up Agreements (as defined herein) entered into by the Principal Shareholders, each of the Demand Registration Right and Piggy-Back Registration Right are not exercisable by Intercap during a period of at least 180 days after the Closing Date and provided that Intercap exercising such rights, together with its affiliates and joint actors, collectively own, in the aggregate, at least owns 10% of the issued and outstanding Common Shares at the time of exercise. The Demand Registration Right and Piggy-Back Registration Right are also subject to various conditions and limitations, and the Company is entitled to defer any Demand Distribution in certain circumstances for a period not exceeding 90 days. The expenses in respect of a Demand Distribution, subject to certain exceptions, will be borne by the Company and Intercap on a proportionate basis according to the number of Common Shares distributed by each. The expenses in respect of a Piggy-Back Distribution, subject to certain exceptions, will be borne by the Company, except that any underwriting fee on the sale of Common Shares by Intercap and the fees of their external legal counsel will be borne by Intercap.

Pursuant to the Investor Rights Agreement, the Company will indemnify Intercap for any misrepresentation in a prospectus under which Intercap’s Common Shares are distributed (other than in respect of any prospectus disclosure provided by Intercap, in respect Intercap). Intercap will indemnify the Company for any prospectus disclosure provided by the Intercap in respect of Intercap.

Pre-Emptive Rights

In the event that the Company or any of its subsidiaries decides to issue Common Shares or any type of securities convertible into or exchangeable or redeemable for any shares or an option or other right to acquire such securities, each of Intercap and Klass, for so long as they continue to own at least 10% of the issued and outstanding Common Shares on a non-diluted basis, shall have pre-emptive rights to purchase Common Shares or such other securities as are being contemplated for issuance to maintain their pro rata ownership interest. Notice of exercise of such rights is to be provided in advance of the commencement of any offering of securities of the Company or such other securities as are being contemplated for issuance and otherwise in accordance with the terms and conditions to set out in the Investor Rights Agreement.

Pursuant to the Investor Rights Agreement, the pre-emptive rights do not apply to issuances in the following circumstances:

•	to participants in any distribution reinvestment plan or similar plan;

•

in respect of the exercise of options, warrants, rights or other securities issued under equity based compensation arrangements of the Company, which for clarity includes any employee share purchase plan adopted by the Company;

•	to holders of Common Shares in lieu of cash dividends;

•

exercise by a holder of a conversion, exchange or other similar right pursuant to the terms of a security in respect of which such Principal Shareholders did not exercise, failed to exercise, or waived its pre-emptive right or in respect of which the pre-emptive right did not apply;

•	pursuant to a shareholders’ rights plan of the Company;

•	to the Company or any subsidiary of the Company;

•	pursuant to a share split, stock dividend or any similar recapitalization; and

•	pursuant to any bona fide arm’s length acquisition by the Company of the shares, assets, properties or business of any person.

Lock-Up Agreements

In connection with the IPO, the Principal Shareholders along with Claudio Erba and other members of the Board and their affiliates as well as current and former officers and employees of the Company (collectively, the “Retained Interest Holders”) agreed that:

•	for a period of 18 months commencing on the Closing Date, in the case of the Retained Interest Holders and Docebo’s directors and executive officers except for in the case of Claudio Erba; and

•	in the case of Claudio Erba, for a period of 36 months commencing on the Closing Date,

the Company and the Retained Interest Holders will not, directly or indirectly, without the prior written consent of each of (a) the Lead Underwriters, on behalf of the Underwriters, such consent not to be unreasonably withheld, (b) the Board, and (c) in the case of Claudio Erba, Intercap, issue offer or sell or grant any option, warrant or other right to purchase or agree to issue or sell or otherwise lend, transfer, assign or dispose of any of Docebo’s equity securities or other securities convertible or exchangeable into or otherwise exercisable into the Company’s equity securities or enter into any swap or other arrangement that transfer to another, in whole or in part, any of the economic consequences of ownership of its equity securities, or agree or publicly announce any intention to do any of the foregoing, subject to certain limited exceptions (the “Lock-Up Agreements”).

Pursuant to the terms and conditions of the Lock-up Agreements, the Retained Interest Holders will have the right to sell, grant, secure, pledge or otherwise transfer, dispose of or monetize, in any manner contemplated above (i) up to one third of their Common Shares or other equity securities of the Company as of 180 days after the Closing Date, (ii) up to two thirds of their Common Shares or other equity securities of the Company as of 12 months after the Closing Date, and (iii) any and all of their Common Shares or other equity securities of the Company as of 18 months after the Closing Date, except for in the case of Claudio Erba, who will have 10% of his Common Shares subject to the foregoing arrangements, with the remaining 90% of his Common Shares subject to a 36 month hold period.

Additional information on the Lock-Up Agreements summarized above can be found in the Underwriting Agreement and Docebo’s prospectus, both dated October 1, 2019 and filed on SEDAR at www.sedar.com.

SECURITIES SUBJECT TO CONTRACTUAL RESTRICTIONS ON TRANSFER

The Company does not have any Common Shares or other securities that are held in escrow.

The following table sets out information on the securities of the Company that are subject to a contractual restriction on transfer:

Description of Class Shares	Number of Securities Subject to a Contractual Restriction on Transfer		Percentage of Class
Common Shares	23,766,700	(1)	83.53	%(2)

Notes:

(1)

Represents Common Shares held by the Principal Shareholders, Claudio Erba and other members of the Board and their affiliates as well as current and former officers and employees of the Company, subject to the Lock-up Agreements.

(2)	This percentage is calculated based on the number of outstanding Common Shares as at December 31, 2019.

See “Agreements with Retained Interest Holders – Lock-Up Agreements” for additional information.

DIRECTORS AND EXECUTIVE OFFICERS

Pursuant to the Articles of the Company, the Company’s board of directors shall consist of a minimum of three and a maximum of ten directors. The directors of the Company shall hold office until the next annual meeting of Shareholders or until their resignation or removal or until their respective successors have been duly elected or appointed.

Name, Occupation and Security Holdings

The following table sets out certain information with respect to the directors and executive officers of the Company as at the date of this Annual Information Form:

Name & Municipality of Residence	Position with the Company	Principal Occupation
Claudio Erba Macherio, Lombardy, Italy	Director, President and Chief Executive Officer	President and Chief Executive Officer, Docebo Inc.

Ian Kidson Toronto, Ontario, Canada	Chief Financial Officer	Chief Financial Officer, Docebo Inc.

Alessio Artuffo Toronto, Ontario, Canada	Chief Revenue Officer	Chief Revenue Officer, Docebo Inc.

Martino Bagini Milan, Lombardy, Italy	Chief Operating Officer	Chief Operating Officer, Docebo Inc.

Fabio Pirovano Sovico, Lombardy, Italy	Chief Technology Officer	Chief Technology Officer, Docebo Inc.

Jason Chapnik Toronto, Ontario, Canada	Director (Chair)	Chairman and Chief Executive Officer, Intercap Inc.

James Merkur Toronto, Ontario, Canada	Director	President, Intercap Inc.

Daniel Klass Toronto, Ontario, Canada	Director	President, Klass Capital Corporation

Kristin Halpin Perry Jericho, Vermont, USA	Director	Human Resources Leader and Executive Coach, Veraz Consulting

Steven E. Spooner Kanata, Ontario, Canada	Director	Corporate Director

William Anderson Toronto, Ontario, Canada	Director	Chief Executive Officer, Resolver Inc.

As at the date hereof, as a group, the directors and executive officers of the Company owned, controlled or directed, directly or indirectly, 22,701,550 Common Shares, representing approximately 79.8% of the issued and outstanding Common Shares, as of December 31, 2019.

The following are brief biographies of the directors and executive officers of the Company:

Jason Chapnik has been on the Board of Directors since April 2016. He is the Chair of the Board and serves as a member of the Company’s Compensation, Nominating and Governance Committee. He is the founder, Chief Executive Officer and Chair of Intercap Inc. and has over 30 years of experience as an investor and entrepreneur. He is also on the board of Resolver Inc., a provider of governance, risk and compliance software solutions, Guestlogix Inc., a technology company that provides onboard and off-board retail technology and merchandising systems (where he was appointed following its emergence from bankruptcy protection), StickerYou Inc., a platform for custom sticker creation, Brand Lab Partners, a company that develops, launches and runs product brands in partnership with high-profile digital influencers, ESquared, Inc., providing web solutions and online car auctions for automotive dealers and Kaboom Fireworks Inc., a Canadian fireworks superstore operating over 75 storefronts and a web-based store. He is also a board observer for the board of Plex Inc., a personal media server system and software suite. Previously, Mr. Chapnik served on several boards, including TouchTech Corporation (acquired by Move Inc.), The TV Corporation (acquired by Verisign Inc.), Dealer Dot Com, Inc. (“Dealer.com”), a digital marketing technology company, and then Dealertrack Inc. (“Dealertrack”), following its acquisition of Dealer.com. Mr. Chapnik holds a Bachelor of Commerce degree in Management Information Systems, Entrepreneurship and Real Estate Analysis from McGill University in Montreal, Quebec.

James Merkur has been on the Board of Docebo since July 2019. He has over 20 years of experience in the investment banking and private equity industry. He is the President at Intercap and the President and Chief Executive Officer at Logan Peak Capital Inc., a private equity and advisory business focused on investing in and advising growth oriented businesses. Mr. Merkur also currently sits on the board of Canaccord Genuity Growth II Corp., a special purpose acquisition corporation, CryptoStar Corp., a publicly listed cryptocurrency mining and data centre operator, and Guestlogix Inc. (where he was appointed following its emergence from bankruptcy protection). He is also the Vice Chairman of Brass Enterprises, a real estate investment company. Prior to these roles, Mr. Merkur was Managing Director at Canaccord and has held senior roles at leading investment banks including Genuity Capital Markets, CIBC World Markets and Goldman Sachs. Mr. Merkur’s past board positions include NYX Gaming Group Ltd. (acquired by Scientific Games Corporation), a leading digital gaming provider and Canaccord Genuity Acquisition Corp. and Canaccord Genuity Growth Corp., both special purpose acquisition corporations. Mr. Merkur holds a Bachelor of Commerce degree from McGill University in Montreal, Quebec and a Juris Doctor and Master of Business Administration from the University of Toronto.

Daniel Klass has been on the Board of Docebo since April 2016 and serves as a member of the Company’s Audit Committee. He is the founder and President of Klass Capital Corporation (“Klass Capital”), a private equity firm focused on acquiring and providing growth equity to mission-critical SaaS businesses. Mr. Klass also serves on the board of four private SaaS companies. He is currently the chair of the board of Resolver Inc., an integrated risk management software company. He is also on the boards of Nulogy Corporation, a SaaS company that develops, supports and sells software products in the field of supply chain management, contract packaging and contract manufacturing, Method Integration Inc., a SaaS company that provides a customizable customer relationship management solution that integrates with Quickbooks, an accounting software package, and Optimy SA, a SaaS company that helps organizations manage their grant, sponsorship and community investment activities. Mr. Klass is also on the board of Good Foot Delivery, a social enterprise providing a personalized point-to-point courier service that creates employment opportunities for people with disabilities. Prior to founding Klass Capital, Mr. Klass worked as a private equity investor at TD Bank and Edgestone Capital Partners. Mr. Klass holds a Bachelor of Science in mathematics and statistics from Western University in London, Ontario and a Master of Business Administration with a specialty in finance and accounting from the University of Toronto Rotman School of Management.

Kristin Halpin Perry has been a Board member of Docebo since October 2018 and serves as the Chair of the Company’s Compensation, Nominating and Governance Committee. She has over 25 years of experience as a human resources executive in a variety of different global business sectors, having worked in both large public companies and private high-growth technology companies. Ms. Halpin Perry is the founder and Human Resources Leader and Executive Coach of Veraz Consulting (“Veraz”), a human resources consulting firm. She is also currently the Chief People Officer of DealerPolicy Inc. and is on the board of Fluency Inc., an enterprise automation platform for advertising. Prior to founding Veraz and becoming a board member of Docebo, Ms. Halpin Perry was the Chief Talent Officer at Dealer.com, a digital marketing technology company. Dealer.com was acquired by Dealertrack, where Ms. Halpin Perry was Senior Vice President of Human Resources and Internal Communications until Dealertrack was acquired by Cox Automotive Inc., where she then became Senior Vice President of Human Resources (Software Group) from 2015 to 2016. Prior to these roles, she was Senior Director, Human Resources at Development Alternatives, Inc., an international social and economic development company from 2009 to 2010. Between 2006 and 2008, Ms. Halpin Perry was Senior Human Resources Manager of GE Healthcare, a leading provider of medical imaging, monitoring, biomanufacturing and cell and gene therapy technologies and during this time she spent one year working in London, United Kingdom at IDX Systems Corporation, a medical software company that was acquired by GE Healthcare in 2005. She was also the Head of Human Resources in Hong Kong, at Expedia APAC, a leading technology online travel agency.

Ms. Halpin Perry holds an International Coach Federation License, an Associate of Arts degree in Business Administration from Champlain College in Vermont, a Bachelor of Science degree in Business Administration from Saint Michael’s College in Vermont and an Executive and Transitional Coaching Certification from the Hudson Institute of Coaching.

Steven Spooner has been on the Board of Docebo since July 2019 and serves as the Chair of the Company’s Audit Committee and as a member of the Company’s Compensation, Nominating and Governance Committee. He has over 34 years of experience in the technology and telecommunications sector. In 2019, Mr. Spooner retired from his role as the Chief Financial Officer (held since 2003) at Mitel Networks Corporation (“Mitel”), a $1.3 billion global telecommunications company providing unified communications solutions for businesses. As Mitel’s Chief Financial Officer, he had global responsibility for finance, operations, legal, information technology, mergers and acquisitions and investor relations. Mitel was a publicly listed issuer on the TSX and NASDAQ stock exchanges until it was acquired by Searchlight Capital Partners, L.P. in 2018. He currently serves as a director of Jamieson Wellness Inc., a TSX-listed leading branded manufacturer, distributor and marketer of high quality natural health products in Canada and is a member of the Carleton University Sprott School of Business Advisory Board. Previously, Mr. Spooner was the Chief Operating Officer at Wysdom Inc., a privately held mobile software company, Chief Executive Officer and board member at Stream Intelligent Networks Corp., a private telecommunications company and Chief Financial Officer at CrossKeys Systems Corp., a network management software company formerly listed on the TSX and NASDAQ. From 2009 to 2015, Mr. Spooner served as a director and Audit Committee Chair of Magor Corporation, a visual collaboration software company that was publicly listed on the TSX Venture Exchange prior to its acquisition by Harris Computer Systems Corporation. Mr. Spooner was also a director and Finance and Audit Committee Chair of the Ottawa Hospital Foundation from 2007 to 2016. He has also sat on several strategic advisory boards for emerging tech companies. Steven has more than 35 years of U.S. GAAP reporting expertise and 8 years of IFRS reporting oversight. He has also led two cross-border initial public offerings, overseen numerous mergers and acquisitions and raised several billion dollars in debt and equity financings. Mr. Spooner holds an Honours Bachelor of Commerce from Carleton University in Ottawa, Ontario. He is also a Fellow Chartered Professional Accountant, a Fellow Chartered Accountant and holds a Director designation from the Institute of Corporate Directors. Mr. Spooner was also recognized in October 2018 as the inaugural Chief Financial Officer of the Year by the Ottawa Board of Trade and Ottawa Business Journal.

William Anderson has been on the Board since May 2017 and serves as a member of the Company’s Audit Committee. He has over 10 years of experience leading software businesses. Mr. Anderson is currently the Chief Executive Officer at Resolver Inc., a provider of governance, risk and compliance software solutions. Previously, from 2010 to 2014, Mr. Anderson was Executive Vice President at Iron Data Solutions Inc., a leader in case management and regulatory software solutions. From 2003 to 2010, Mr. Anderson was an employee and then executive at Gary Jonas Computing Ltd. (“Jonas Software”), a division of Constellation Software, a leading software business publicly listed on the TSX (“CSU.TO”). During his tenure at Jonas Software, Mr. Anderson progressed through several roles in Canada and the United Kingdom before becoming Division President for Jonas Construction Management Software Solutions in 2009. Mr. Anderson holds a Bachelor of Commerce degree in Finance from Queen’s University in Kingston, Ontario.

Claudio Erba has been the President and Chief Executive Officer and board member of Docebo he found it in 2005. He has over 15 years of experience in the learning and development industry. Since January 2018, he has also been the President of Algoritmica s.r.l (formerly known as Deeploans s.r.l), a natural language processing AI platform. From 2013 to 2014, he was also an investor and board member of RYSTO srl, a catering and hospitality job search site. Prior to this, Mr. Erba was a guest lecturer on Content Management Systems at the University of Florence. Prior to that, he was a Project Leader at MHP, a multimedia home platform. Mr. Erba holds a degree in Economics and Marketing from the Catholic University of the Sacred Heart in Milan, Italy.

Ian Kidson has been the Chief Financial Officer at Docebo since January 2019. Previously, Mr. Kidson was Chief Financial Officer and Chief Executive Officer at Apollo Health Corp. (“Apollo”) (previously Acasta Enterprises Inc.), a publicly listed company on the TSX. Prior to his role with Apollo, Mr. Kidson was Executive Vice President and Chief Financial Officer of Progressive Waste Solutions Ltd., a full-service publicly traded waste management company which merged with Waste Connections Inc. in 2016. Previous to these roles, Mr. Kidson was a Managing Director at CIBC Wood Gundy from 1984 to 2000 and then at TD Capital Mezzanine Partners from 2000 to 2011. Mr. Kidson holds a Bachelor of Science and Master of Business Administration in Accounting and Finance, both from McMaster University in Hamilton, Ontario.

Alessio Artuffo has served as the Chief Revenue Officer at Docebo since 2012 and has several years of experience in the e-learning and knowledge management industry. Prior to this role, he was Docebo’s Director, International Business Operations from 2012 to 2013 and later, the Company’s Chief Operating Officer in North America. Beginning in 2013, Alessio played an integral role in establishing the operations of Docebo in North America and has led Docbeo’s sales and revenue efforts to date. From 2009 to 2012, Mr. Artuffo was Country Manager for North America at eXact Learning Solutions S.r.l., (“eXact”) a software enterprise technology company providing software solutions for knowledge and learning content management. From 2007 to 2009, Mr. Artuffo was a Project Manager and later promoted to a Sales Engineer Manager at Giunti Labs, before it rebranded to eXact. Mr. Artuffo is also on the board of advisors to Athensmade, Inc., a non-profit organization based in Athens, Georgia that exists to educate, support and promote homegrown brands, entrepreneurs and creative professionals.

Martino Bagini has over 15 years of experience as an investor and entrepreneur and has been the Chief Operating Officer at Docebo since 2018. Mr. Bagini currently serves on the board of Astella Investments, Ltda., a venture capital firm in Brazil. From 2010 to 2015, he served on the board of the Latin American company NVG Participações S/A (Navegg), a leader in big data, data management platform and analytics solutions. Prior to this, he was Managing Director (Brazil) and then promoted to Chief Operating Officer at RealMedia Latin America Ltda., an internet marketing technology and media company. From January 2009 to December 2010, Mr. Bagini served as a member of the board of the Brazilian National Self-Regulatory Advertising Body (CONAR) and prior to that, served as Vice President of the IAB- Interactive Advertising Bureau (Brazil) from January 2008 to December 2008. Mr. Bagini holds a Bachelor of Business Administration from Universidade Paulista in Sao Paulo, Brazil.

Fabio Pirovano has been Docebo’s Chief Technology Officer since 2012. He has over 15 years of experience in e-learning software development. Mr. Pirovano has been with Docebo, in various roles, since 2005. Prior to his role as Chief Technology Officer, he worked with Mr. Erba to develop Docebo’s e-learning platform before being promoted to Team Leader of the Docebo LMS team. Mr. Pirovano holds a Bachelor of Science degree in computer science from Politecnico di Milano in Milan, Italy and an Information Technology degree in computer science from Breda University in Sesto San Giovanni, Italy.

Audit Committee Information

The Audit Committee is a committee of the Board. Pursuant to applicable laws, the Company is required to have an audit committee comprised of not less than three Directors, a majority of whom are not officers, control persons or employees of the Company or an affiliate of the Company. National Instrument 52-110 - Audit Committees (“NI 52-110”) requires the Company to disclose annually in its annual information form certain information concerning the constitution of its audit committee and its relationship with its independent auditor. The members of the Audit Committee and the chair of the Audit Committee are appointed by the Board on an annual basis (or until their successors are duly appointed) for the purpose of overseeing the Company’s financial controls and reporting and monitoring whether the Company complies with financial covenants and legal regulatory requirements governing financial disclosure matters and financial risk management.

Composition

As at the date of this Annual Information Form, the Audit Committee is comprised of:

Name	Independent?(1)	Financially Literate?(2)
Steven Spooner (Chair)	Yes	Yes
William Anderson	Yes	Yes
Daniel Klass	Yes	Yes

Notes:

(1)

Pursuant to NI 52-110, a member of an audit committee is Independent if the member has no direct or indirect material relationship with the Company, which could, in the view of the Board of Directors, reasonably interfere with the exercise of a member’s independent judgment.

(2)

An individual is financially literate if he or she has the ability to read and understand a set of financial statements that present a breadth of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

Relevant Education and Experience

Each member of the Company’s Audit Committee has adequate education and experience that will be relevant to his or her performance as an Audit Committee member and, in particular, the requisite education and experience that have provided the member with:

•	an understanding of the accounting principles used by the Company to prepare its financial statements;

•	the ability to assess the general application of the above noted principles in connection with estimates, accruals and reserves;

•

experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements or experience actively supervising individuals engaged in such activities; and

•	an understanding of internal controls and procedures for financial reporting.

See “Directors and Executive Officers” for further details.

Reliance on Certain Exemptions

At no time since the commencement of the Company’s most recently completed financial year has the Company relied on the exemption in Sections 2.4 (De Minimis Non-audit Services), 3.2 (Initial Public Offerings), 3.3(2) (Controlled Companies), 3.4 (Events Outside Control of Members), 3.5 (Death, Disability or Resignation of Audit Committee Member), 3.6 (Temporary Exemption for Limited and Exceptional Circumstances), 3.8 (Acquisition of Financial Literacy) of NI 52-110, or an exemption from NI 52-110, in whole or in part, granted under Part 8 thereof.

Audit Committee Oversight

At no time since the commencement of the Company’s most recently completed financial year has the Audit Committee made a recommendation to nominate or compensate an external auditor not adopted by the Board.

Pre-Approval Policies and Procedures

The Audit Committee, as part of its function in assisting the Board in fulfilling its oversight responsibilities (and without limiting the generality of the Audit Committee’s role), has the power and authority to pre-approve all non-audit services to be provided by the external auditor, or delegate such pre-approval of non-audit services to the Chair of the Audit Committee; provided that the Chair must notify the Audit Committee at each Committee meeting of the non-audit services they approved since the last Audit Committee meeting.

External Auditor Service Fees

The Company’s auditor for the most recently completed financial year was Pricewaterhouse Coopers LLP.

The fees billed to the Company by its auditor for each of the fiscal years ended December 31, 2018 and December 31, 2019 are as follows:

Year	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	All Other Fees(4)
2019	$658,680	$90,000	$193,941	$498,500
2018	$254,000	—	$90,000	—

Notes:

(1)	The aggregate of fees billed for annual audit services relating to the audit of the Company.
(2)

The aggregate of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements which are not included under the heading “Audit Fees”.

(3)

The aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning, including the preparation of corporate tax returns and tax advisory services related to U.S. and Canadian federal, state and provincial tax matters.

(4)

The aggregate fees incurred for products and services other than set out under the headings, “Audit Fees” “Audit-Related Fees” and “Tax Fees”, including one-time fees in connection with the IPO and transaction costs.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

To the knowledge of the Company, none of the directors or executive officers of the Company is, or has been within 10 years before the date of this Annual Information Form, a director, chief executive officer or chief financial officer of any other company (including the Company) that:

(a)	was subject to an order that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or

(b)

was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer;

where “order” refers to a cease trade or similar order, or an order that denied the relevant company access to any exemption under securities legislation that was in effect for a period of more than 30 days.

To the knowledge of the Company, other than as set out below, none of the directors or executive officers of the Company, or a Shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company:

(a)

is, as at the date of this Annual Information Form, or has been within the 10 years before the date of this Annual Information Form, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(b)

within the 10 years before the date of this Annual Information Form, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or became subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

Jason Chapnik was a director of Viafoura Inc. (“Viafoura”), a private company, until November 19, 2019. On December 1, 2019, Viafoura filed a notice of intention with the Official Receiver to make a proposal under the Bankruptcy and Insolvency Act (Canada). As of the date of this Annual Information Form, pursuant to an order of the Ontario Superior Court of Justice (Commercial List) in Bankruptcy and Insolvency dated February 10, 2020, Viafoura has until March 30, 2020 to file a proposal with the Official Receiver.

To the knowledge of the Company, none of the directors or executive officers of the Company or Shareholders holding a sufficient number of Common Shares to affect materially the control of the Company has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

Conflicts of Interest

To the knowledge of Docebo, there are no existing or potentially material conflicts of interest between Docebo or a subsidiary of Docebo and any director or officer of Docebo or of a subsidiary of Docebo, other than as described elsewhere in this Annual Information Form.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

Legal Proceedings

In the course of its business, the Company from time to time becomes involved in various claims and legal proceedings. Litigation is subject to many uncertainties and the outcome of individual matters is not predictable. As of the date of this Annual Information Form, the Company is not aware of any current or contemplated legal proceedings to which it is a party or to which any of its property is subject which involves any material liability.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

To the knowledge of the Company, there are no material interests, direct or indirect, of any of the Company’s directors or executive officers, any shareholder that beneficially owns, or controls or directs (directly or indirectly), more than 10% of any class or series of the Company’s outstanding voting securities, or any associate or affiliate of any of the foregoing persons, in any transaction within the three years before the date hereof that has materially affected or is reasonably expected to materially affect the Company or any of its subsidiaries.

TRANSFER AGENT AND REGISTRAR

The Company’s transfer agent and registrar is TMX Trust Company located at 100 Adelaide Street West, Suite 301, Toronto, Ontario M5H 4H1.

MATERIAL CONTRACTS

The following are the only material agreements of the Company entered into within the last financial year or still in effect, other than contracts entered into in the ordinary course of business:

•	Investor Rights Agreement, as described under “Agreements with Retained Interest Holders – Investor Rights Agreement”; and

•	Underwriting Agreement in connection with the IPO, as described in Docebo’s prospectus dated October 1, 2019.

Copies of the foregoing documents are available under the Company’s profile on SEDAR at www.sedar.com.

EXPERTS

Pricewaterhouse Coopers LLP has prepared an audit report on the audited consolidated financial statements of the Company as at December 31, 2019 and for the year then ended. Pricewaterhouse Coopers LLP is independent with respect to the Company within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario.

ADDITIONAL INFORMATION

Additional information relating to the Company may be found at SEDAR, which can be accessed at www.sedar.com. Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities and securities authorized for issuance under equity compensation plans, if applicable, will be contained in the Company’s information circular for its upcoming annual meeting of Shareholders. Additional financial information is provided in the Company’s financial statements and management’s discussion and analysis for the financial year ending December 31, 2019.

GLOSSARY OF TERMS

“AI” has the meaning ascribed to it under “Description of the Business – Competitive Conditions”;

“Articles” has the meaning ascribed to it under “Capital Structure – Intercorporate Relationships”;

“AWS” has the meaning ascribed to it under “Risk Factors – Risks Related to Our Business and Our Industry”;

“Board” means the board of directors of the Company;

“CASL” has the meaning ascribed to it under “Risk Factors – Risks Related to Our Business and Our Industry”;

“Closing Date” means October 8, 2019;

“Commitment” has the meaning ascribed to it under “General Development of the Business – Indebtedness”;

“Common Shares” refers to common shares in the capital of the Company;

“Credit Agreement” means the credit agreement dated July 25, 2019 between the Company and The Toronto-Dominion Bank;

“Credit Facility” means The Toronto-Dominion Bank, as lender, providing for a committed revolving term credit facility;

“Demand Distribution” has the meaning ascribed to it under “Agreements with Retained Interest Holders – Investor Rights Agreement – Registration Rights”;

“Demand Registration Right” has the meaning ascribed to it under “Agreements with Retained Interest Holders – Investor Rights Agreement – Registration Rights”;

“GDPR” has the meaning ascribed to it under “Risk Factors – Risks Related to Our Business and Our Industry”;

“IFRS” has the meaning ascribed to it under “Risk Factors – Risks Related to Our Business and Our Industry”;

“Intercap” has the meaning ascribed to it under “Agreements with Retained Interest Holders – Investor Rights Agreement”;

“Investor Rights Agreement” means the investor rights agreement among the Company and certain Shareholders thereof dated October 8, 2019, as more particularly described under “Agreements with Retained Interest Holders – Investor Rights Agreement”;

“IPO” means the Company’s initial public offering which was completed on October 8, 2019, as more particularly described under “General Development of the Business”;

“Klass” has the meaning ascribed to it under “Agreements with Retained Interest Holders – Investor Rights Agreement”;

“Lead Underwriters” means together, Canaccord Genuity Corp. and TD Securities Inc.;

“Legacy Option Plan” means the option plan established by Docebo in August 2016, subsequently amended in September 2016 and amended again in connection with the IPO;

“LMS” has the meaning ascribed to it under “Description of the Business – Mission and Overview”;

“Lock-up Agreements” has the meaning ascribed to it under “Agreements with Retained Interest Holders – Lock-Up Agreements”;

“OBCA” has the meaning ascribed to it under “Corporate Structure – Name, Address and Incorporation”;

“OEMs” has the meaning ascribed to it under “Description of the Business – Mission and Overview”;

“Piggy-Back Distribution” has the meaning ascribed to it under “Agreements with Retained Interest Holders – Investor Rights Agreement – Registration Rights”;

“Piggy-Back Registration Right” has the meaning ascribed to it under “Agreements with Retained Interest Holders – Investor Rights Agreement – Registration Rights”;

“Preferred Shares” means preferred shares of the Company;

“Principal Shareholders” has the meaning ascribed to it under “Agreements with Retained Interest Holders – Investor Rights Agreement”;

“Reciprocal Licenses” has the meaning ascribed to it under “Risk Factors – Risks Related to Our Business and Our Industry”;

“Retained Interest Holders” has the meaning ascribed to it under “Agreements with Retained Interest Holders – Lock-Up Agreements”;

“Shareholders” means the holders of Common Shares of the Company;

“TSX” means the Toronto Stock Exchange;

“Underwriters” means collectively, Canaccord Genuity Corp., TD Securities Inc., BMO Nesbitt Burns Inc., Scotia Capital Inc., CIBC World Markets Inc. and National Bank Financial Inc.; and

“Underwriting Agreement” means the underwriting agreement dated October 1, 2019 among the Company and the Underwriters.

APPENDIX A

DOCEBO INC.

(THE “COMPANY”)

CHARTER OF THE AUDIT COMMITTEE

This Charter of the Audit Committee (the “Charter”) was adopted by the board of directors of the Company on September 30, 2019.

1.	Purpose

The Audit Committee (the “Committee”) is a committee of the Board of Directors (the “Board”) of the Company. The members of the Committee and the chair of the Committee (the “Chair”) are appointed by the Board on an annual basis (or until their successors are duly appointed) for the purpose of overseeing the Company’s financial controls and reporting and monitoring whether the Company complies with financial covenants and legal and regulatory requirements governing financial disclosure matters and financial risk management.

2.	Composition

(1)	The Committee should be comprised of a minimum of three directors and a maximum of five directors.

(2)	The Committee must be constituted as required under National Instrument 52-110 – Audit Committees, as it may be amended or replaced from time to time (“NI 52-110”).

(3)

All members of the Committee must (except to the extent permitted by NI 52-110) be independent (as defined by NI 52-110), and free from any relationship that, in the view of the Board, could be reasonably expected to interfere with the exercise of his or her independent judgment as a member of the Committee.

(4)

No members of the Committee shall receive, other than for service on the Board or the Committee or other committees of the Board, any consulting, advisory, or other compensatory fee from the Company or any of its related parties or subsidiaries.

(5)

All members of the Committee must (except to the extent permitted by NI 52-110) be financially literate (which is defined as the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements).

(6)

Any member of the Committee may be removed or replaced at any time by the Board and shall cease to be a member of the Committee on ceasing to be a director. The Board may fill vacancies on the Committee by election from among the Board. If and whenever a vacancy shall exist on the Committee, the remaining members may exercise all powers of the Committee so long as a quorum remains.

3.	Limitations on Committee’s Duties

In contributing to the Committee’s discharge of its duties under this Charter, each member of the Committee shall be obliged only to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Nothing in this Charter is intended or may be construed as imposing on any member of the Committee a standard of care or diligence that is in any way more onerous or extensive than the standard to which any member of the Board may be otherwise subject.

Members of the Committee are entitled to rely, absent actual knowledge to the contrary, on (i) the integrity of the persons and organizations from whom they receive information, (ii) the accuracy and completeness of the information provided, (iii) representations made by management of the Company as to the non-audit services provided to the Company by the external auditor, (iv) financial statements of the Company represented to them by a member of management or in a written report of the external auditors to present fairly the financial position of the Company in accordance with applicable generally accepted accounting principles, and (v) any report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by any such person.

4.	Meetings

The Committee should meet not less than four times annually. The Committee should meet within 45 days following the end of the first three financial quarters of the Company and shall meet within 90 days following the end of the fiscal year of the Company. A quorum for the transaction of business at any meeting of the Committee shall be a majority of the members of the Committee or such greater number as the Committee shall by resolution determine. The Committee shall keep minutes of each meeting of the Committee. A copy of the minutes shall be provided to each member of the Committee.

Meetings of the Committee shall be held from time to time and at such place as any member of the Committee shall determine upon two days’ prior notice to each of the other Committee members. The members of the Committee may waive the requirement for notice. In addition, each of the Chief Executive Officer, the Chief Financial Officer and the external auditor shall be entitled to request that the Chair call a meeting.

The Committee may ask members of management and employees of the Company (including, for greater certainty, its affiliates and subsidiaries) or others (including the external auditor) to attend meetings and provide such information as the Committee requests. Members of the Committee shall have full access to information of the Company (including, for greater certainty, its affiliates, subsidiaries and their respective operations) and shall be permitted to discuss such information and any other matters relating to the results of operations and financial position of the Company with management, employees, the external auditor and others as they consider appropriate.

The Committee or its Chair should meet at least once per year with management and the external auditor in separate sessions to discuss any matters that the Committee or either of these groups desires to discuss privately. In addition, the Committee or its Chair should meet with management quarterly in connection with the review and approval of the Company’s interim financial statements.

The Committee shall determine any desired agenda items.

5.	Committee Activities

As part of its function in assisting the Board in fulfilling its oversight responsibilities (and without limiting the generality of the Committee’s role), the Committee will have the power and authority to:

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A.	Disclosure

(1)

Review, approve and recommend for Board approval the Company’s interim financial statements, including any certification, report, opinion or review rendered by the external auditor and the related management’s discussion and analysis and press release.

(2)

Review, approve and recommend for Board approval the Company’s annual financial statements, including any certification, report, opinion or review rendered by the external auditor, the annual information form, and the related management’s discussion and analysis and press release.

(3)

Review and approve any other press releases that contain material financial information and such other financial information of the Company provided to the public or any governmental body as the Committee requires.

(4)

Satisfy itself that adequate procedures have been put in place by management for the review of the Company’s public disclosure of financial information extracted or derived from the Company’s financial statements and the related management’s discussion and analysis.

(5)

Review any litigation, claim or other contingency and any regulatory or accounting initiatives that could have a material effect upon the financial position or operating results of the Company and the appropriateness of the disclosure thereof in the documents reviewed by the Committee.

(6)	Receive periodically management reports assessing the adequacy and effectiveness of the Company’s disclosure controls and procedures.

(7)	Review and approve the mandate of the Company’s disclosure committee.

(8)	Review the Company’s disclosure committee’s quarterly reports to the Committee pertaining to the disclosure committee’s activities for the previous quarter.

B.	Internal Control

(1)	Review management’s process to identify and manage the significant risks associated with the activities of the Company.

(2)	Review the effectiveness of the internal control systems for monitoring compliance with laws and regulations.

(3)	Have the authority to communicate directly with the internal auditor, if applicable.

(4)	Receive periodical management reports assessing the adequacy and effectiveness of the Company’s internal control systems.

(5)

Assess the overall effectiveness of the internal control and risk management frameworks through discussions with management and the external auditors and assess whether recommendations made by the external auditors have been implemented by management.

C.	Relationship with the External Auditor

(1)	Recommend to the Board the selection of the external auditor and the fees and other compensation to be paid to the external auditor.

- A3 -

(2)	Have the authority to communicate directly with the external auditor and arrange for the external auditor to be available to the Committee and the Board as needed.

(3)	Advise the external auditor that it is required to report to the Committee, and not to management.

(4)

Monitor the relationship between management and the external auditor, including reviewing any management letters or other reports of the external auditor, discussing any material differences of opinion between management and the external auditor and resolving disagreements between the external auditor and management.

(5)

Review and discuss with the external auditor all critical accounting policies and practices to be used in the Company’s financial statements, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of such alternative treatments and the treatment preferred by the external auditor.

(6)

Review any major issues regarding accounting principles and financial statement presentation with the external auditor and management, including any significant changes in the Company’s selection or application of accounting principles and any significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements.

(7)	If considered appropriate, establish separate systems of reporting to the Committee by each of management and the external auditor.

(8)

Review and discuss on an annual basis with the external auditor all significant relationships they have with the Company, management or employees that might interfere with the independence of the external auditor.

(9)

Pre-approve all non-audit services to be provided by the external auditor, or delegate such pre-approval of non-audit services to the Chair of the Committee; provided that the Chair shall notify the Committee at each Committee meeting of the non-audit services they approved since the last Committee meeting.

(10)	Review the performance of the external auditor and recommend any discharge of the external auditor when the Committee determines that circumstances warrant.

(11)

Periodically consult with the external auditor out of the presence of management about (a) any significant risks or exposures facing the Company, (b) internal controls and other steps that management has taken to control such risks, and (c) the fullness and accuracy of the financial statements of the Company, including the adequacy of internal controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper.

(12)	Review and approve any proposed hiring of current or former partners or employees of the current (and any former) external auditor of the Company.

D.	Audit Process

(1)	Review the scope, plan and results of the external auditor’s audit and reviews, including the auditor’s engagement letter, the post-audit management letter, if any, and the form of

- A4 -

the audit report. The Committee may authorize the external auditor to perform supplemental reviews, audits or other work as deemed desirable.

(2)

Following completion of the annual audit and quarterly reviews, review separately with each of management and the external auditor any significant changes to planned procedures, any difficulties encountered during the course of the audit and, if applicable, reviews, including any restrictions on the scope of work or access to required information and the cooperation that the external auditor received during the course of the audit and, if applicable, reviews.

(3)	Review any significant disagreements among management and the external auditor in connection with the preparation of the financial statements.

(4)

Where there are significant unsettled issues between management and the external auditor that do not affect the audited financial statements, the Committee shall seek to ensure that there is an agreed course of action leading to the resolution of such matters.

(5)

Review with the external auditor and management significant findings and the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

(6)

Review the system in place to seek to ensure that the financial statements, management’s discussion and analysis and other financial information disseminated to regulatory authorities and the public satisfy applicable requirements.

E.	Financial Reporting Processes

(1)	Review the integrity of the Company’s financial reporting processes, both internal and external, in consultation with the external auditor.

(2)

Monitor and review the effectiveness of the Company’s internal audit function, including ensuring that any internal auditors have adequate monetary and other resources to complete their work and appropriate standing within the Company and, if the Company has no internal auditors, consider, on an annual basis, whether the Company requires internal auditors, report to the Board on the internal auditors’ performance and make related recommendations to the Board.

(3)	Review all material balance sheet issues, material contingent obligations and material related party transactions.

(4)

Review with management and the external auditor the Company’s accounting policies and any changes that are proposed to be made thereto, including all critical accounting policies and practices used, any alternative treatments of financial information that have been discussed with management, the ramification of their use and the external auditor’s preferred treatment and any other material communications with management with respect thereto. Review the disclosure and impact of contingencies and the reasonableness of the provisions, reserves and estimates that may have a material impact on financial reporting.

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F.	Other

(1)	Inform the Board of matters that may significantly impact on the financial condition or affairs of the business.

(2)	Review the public disclosure regarding the Committee required from time to time by NI 52-110.

(3)	Review in advance, and approve, the hiring and appointment of the Company’s Chief Financial Officer.

(4)

Establish and oversee the effectiveness of procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing under the Company’s whistleblower policy.

(5)	Perform any other activities as the Committee or the Board deems necessary or appropriate.

6.	Independent Advice

In discharging its mandate, the Committee shall have the authority to retain, at the expense of the Company, special advisors as the Committee determines to be necessary to permit it to carry out its duties.

7.	Annual Evaluation

At least annually, the Committee shall, in a manner it determines to be appropriate:

(1)	Perform a review and evaluation of the performance of the Committee and its members, including the compliance of the Committee with this Charter.

(2)	Review and assess the adequacy of this Charter and recommend to the Board any improvements to this Charter that the Committee believes to be appropriate.

8.	No Rights Created

This Charter is a broad policy statement and is attended to be part of the Committee’s flexible governance framework. While this Charter should comply with all applicable law and the Company’s constating documents, this Charter does not create any legally binding obligations on the Committee, the Board, any director or the Company.

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